Exhibit 10.26

[Published CUSIP Number:             ]

CREDIT AGREEMENT

Dated as of August     , 2004

among

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.,

as Borrower,

CAPITAL LODGING,

as Parent,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

L/C Issuer,

and

WACHOVIA BANK, N.A.,

as Syndication Agent

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

and

WACHOVIA CAPITAL MARKETS LLC,

as

Joint Lead Arrangers and Joint Book Managers

6.02	Authorization; No Contravention	51
6.03	Governmental Authorization; Other Consents	51
6.04	Binding Effect	52
6.05	Financial Statements; No Material Adverse Effect	52
6.06	Litigation	52
6.07	No Default	52
6.08	Ownership of Property; Liens	52
6.09	Environmental Compliance	52
6.10	Insurance	53
6.11	Taxes	53
6.12	ERISA Compliance	53
6.13	Subsidiaries; Equity Interests	55
6.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	55
6.15	Disclosure	55
6.16	Compliance with Laws	55
6.17	Drainage/Condemnation/Zoning	55
6.18	Property Condition	56
6.19	Representations Concerning Leases	56
6.20	Contracts and Plans	56
6.21	Reciprocal Agreements	56
6.22	Management Agreements	57
6.23	Franchise Agreements	57
6.24	Solvency	57
6.25	Operating Leases	57
6.26	Ground Lease Representations	57

ARTICLE VII. AFFIRMATIVE COVENANTS		58
7.01	Financial Statements	58
7.02	Certificates; Other Information	59
7.03	Notices	60
7.04	Payment of Obligations	61
7.05	Preservation of Existence, Etc.	61
7.06	Maintenance of Properties	61
7.07	Compliance with Laws	61
7.08	Books and Records	61
7.09	Inspection Rights	61
7.10	Use of Proceeds	62
7.11	Other Property Information	62
7.12	Reports and Testing	62
7.13	Environmental Matters	62
7.14	Contracts	64
7.15	Insurance	64
7.16	Condemnation	65
7.17	Title and Permitted Encumbrances	66
7.18	Taxes and Other Impositions	66
7.19	Compliance with Laws	66
7.20	Maintenance, Repair, and Restoration	66
7.21	Operation of Property	67
7.22	Delivery of Leasing Information and Documents	67
7.23	Income from the Borrowing Base Properties	67

7.24	Compliance and Default	67
7.25	Concerning Leases, Operating Leases, and Rents	67
7.26	Property Management	68
7.27	Franchise Agreements	69
7.28	Operating Leases	71
7.29	REIT Status	71
7.30	Ground Leases	71
7.31	Subsidiary Guaranties	72

ARTICLE VIII. NEGATIVE COVENANTS		72

8.01	Liens	72
8.02	Investments	73
8.03	Indebtedness; Liens with respect to Subsidiary Guarantors	73
8.04	Fundamental Changes	74
8.05	Dispositions	74
8.06	Restricted Payments	75
8.07	Change in Nature of Business	75
8.08	Transactions with Affiliates	75
8.09	Burdensome Agreements	75
8.10	Use of Proceeds	76
8.11	Material Agreements	76
8.12	Lease Approval	76
8.13	Financial Covenants	76

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		77

9.01	Events of Default	77
9.02	Remedies Upon Event of Default	80
9.03	Application of Funds	81

ARTICLE X. ADMINISTRATIVE AGENT		81

10.01	Appointment and Authority	81
10.02	Rights as a Lender	82
10.03	Exculpatory Provisions	82
10.04	Reliance by Administrative Agent	83
10.05	Delegation of Duties	83
10.06	Resignation of Administrative Agent	83
10.07	Non-Reliance on Administrative Agent and Other Lenders	84
10.08	No Other Duties, Etc.	84
10.09	Administrative Agent May File Proofs of Claim	84
10.10	Collateral and Guaranty Matters	85

ARTICLE XI. MISCELLANEOUS		86

11.01	Amendments, Etc.	86
11.02	Notices; Effectiveness; Electronic Communication	88
11.03	No Waiver; Cumulative Remedies	89
11.04	Expenses; Indemnity; Damage Waiver	89
11.05	Payments Set Aside	91
11.06	Successors and Assigns	91
11.07	Treatment of Certain Information; Confidentiality	94
11.08	Right of Setoff	94
11.09	Interest Rate Limitation	95
11.10	Counterparts; Integration; Effectiveness	95

11.11	Survival of Representations and Warranties	95
11.12	Severability	95
11.13	Replacement of Lenders	96
11.14	Assignment of Contracts and Plans	96
11.15	Governing Law; Jurisdiction; Etc.	96
11.16	Waiver of Jury Trial	97
11.17	USA PATRIOT Act Notice	97
11.18	Time of the Essence	97
11.19	ENTIRE AGREEMENT	97

SIGNATURES		S-1

SCHEDULES

1.01(a)	Operating Lessees and Franchisors
1.01(b)	Managers
2.01	Commitments and Pro Rata Shares
4.01	Initial Borrowing Base Properties
4.06	Non-Guarantor Subsidiaries
6.13	Subsidiaries; Other Equity Investments; Equity Interests in Borrower
8.01	Existing Liens
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E-1	Parent Guaranty
E-2	Subsidiary Guaranty
F	Survey Requirements
G	Borrowing Base Report

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August     , 2004 (the “Closing Date”), among CAPITAL LODGING OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Borrower”), CAPITAL LODGING, a Maryland real estate investment trust (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means an appraisal commissioned by and addressed to Administrative Agent (reasonably acceptable to Administrative Agent as to form, substance, and appraisal date), prepared by a professional appraiser acceptable to Administrative Agent, and having the minimum qualifications required under all Laws applicable to Administrative Agent.

“Adjusted NOI” means, for any Borrowing Base Property for any period, (a) all lease payments pursuant to the Operating Lease for such Borrowing Base Property, minus (b) any ground lease payments, minus (c) appropriate accruals for items such as annual taxes, insurance, or other operating expenses payable by the owner (as opposed to the applicable Operating Lessee) of such Borrowing Base Property applied on a consistent basis utilizing customary accounting principles reasonably acceptable to Administrative Agent, minus (d) FF&E Reserves and Management Fee Reserves. If the Operating Lessee of any Borrowing Base Property is a wholly owned Subsidiary of Parent, then Adjusted NOI shall include the Consolidated Net Income of such Subsidiary attributable to such Borrowing Base Property.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means two and three-fourths of one percent (2.75%).

“Appraised Value” means, with respect to any Borrowing Base Property as of any date, the appraised value of such Borrowing Base Property on an “as is” basis pursuant to an Acceptable Appraisal.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets LLC, each as a joint lead arranger and a joint book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” has the meaning specified in Section 4.01(a).

“Borrowing Base Properties” means each of the Properties that are owned or leased by a Loan Party and that are Collateral and that either (a) is an Initial Borrowing Base Property or (b) becomes a Borrowing Base Property pursuant to Section 4.02, and “Borrowing Base Property” means any one of the Borrowing Base Properties.

“Borrowing Base Report” means a report in substantially the form of Exhibit G certified by a Responsible Officer of Borrower, setting forth in reasonable detail the date acquired, location, and a calculation of the Implied Loan Amount for the Borrowing Base Properties (individually and in the aggregate) and a calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located or in New York City and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Available for Distribution” means, for any Person for any period, (a) Consolidated EBITDA, less (b) the aggregate amount of scheduled principal payments on consolidated Indebtedness required to be made during such period (other than optional principal prepayments and scheduled principal payments in respect of any Indebtedness which is payable in a single installment at final maturity), less (c) Consolidated Interest Charges payable in cash during such period, less (d) FF&E Reserves.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such securities.

“Closing Date” has the meaning specified in the introductory paragraph hereto.

“CMBS Swap” means that certain Swap Contract having a tenor of not greater than three (3) years, and in any event not to exceed the Maturity Date, entered into in connection with the one hundred million Dollar ($100,000,000) commercial mortgage-backed security facility to a single-purpose bankruptcy remote Subsidiary of Borrower.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Real Estate Collateral, the Personal Property Collateral, and all other property of the Loan Parties on which Liens have been granted to Administrative Agent or the Lenders to secure the Obligations.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any Person for any period, an amount equal to (a) Consolidated Net Income for such period, plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local, and foreign income taxes payable by such Person and its Subsidiaries for such period; (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income; and (iv) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, less (c) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means, for Parent and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter, the ratio of (a) (i) Consolidated EBITDA less (ii) FF&E Reserves, to (b) Fixed Charges, in each case for the four (4) fiscal quarters ending on the date of determination. For purposes of calculating the Fixed Charge Coverage Ratio for the first four (4) fiscal quarters following the Closing Date, (i) Fixed Charges shall be calculated on a pro forma basis as if all Indebtedness outstanding as of the date of determination were outstanding during the four (4) fiscal quarters ending on the date of determination (other than Indebtedness repaid on the Closing Date), (ii) Consolidated EBITDA shall be calculated on a pro forma basis as if all Consolidated Net Income for any Person or Property acquired during the period of determination was acquired on the first (1st) day of such period of determination, (iii) to the extent deducted in calculating Consolidated EBITDA, one-time charges incurred as a result of accounting adjustments with respect to Properties acquired by one or more of the Subsidiaries on or about the Closing Date, in an aggregate amount not to exceed $2,000,000 may be added back to Consolidated EBITDA, and (iv) Consolidated EBITDA of any Person shall only include amounts attributable to any other Person (other than a Subsidiary of such Person) in which such Person owns an interest to the extent distributed to such Person in cash.

“Consolidated Funded Indebtedness” means, for any Person as of any date of determination, the sum of (a) the outstanding principal amount of all Indebtedness whether current or long-term, for borrowed money (including Obligations hereunder) and all Indebtedness evidenced by bonds, debentures, notes, loan agreements, or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds to the extent they have been exercised by the beneficiary thereof, and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than such Person or any of its Subsidiaries.

“Consolidated Interest Charges” means, for any Person for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges, and related expenses of such Person in connection with borrowed money (including capitalized interest not covered by a reserve account under a construction loan) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, for Parent and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness as of such date, to (b) Consolidated EBITDA, for the four (4) fiscal quarters ending on such date. For purposes of calculating the Consolidated Leverage Ratio for the first four (4) fiscal quarters following the Closing Date, (i) Consolidated EBITDA shall be calculated on a pro forma basis as if all Consolidated Net Income for any Person or Property acquired during the period of determination was acquired on the first (1st) day of such period of determination, (ii) to the extent deducted in calculating Consolidated EBITDA, one-time charges incurred as a result of accounting adjustments with respect to Properties acquired by one or more of the Subsidiaries on or about the Closing Date, in an aggregate amount not to exceed $2,000,000 may be added back to Consolidated EBITDA, and (iii) Consolidated EBITDA of any Person shall only include amounts attributable to any other Person (other than a Subsidiary of such Person) in which such Person owns an interest to the extent distributed to such Person in cash.

“Consolidated Net Income” means, for any Person for any period, the net income of such Person (excluding extraordinary gains and extraordinary losses) for that period, calculated in accordance with GAAP.

“Consolidated Tangible Net Worth” means, for Parent and the Subsidiaries on a consolidated basis as of any date of determination, Shareholders’ Equity on that date minus Intangible Assets on that date minus any non-cash gain (or plus any non-cash loss, as applicable) resulting from any mark-to-market adjustments made directly to Shareholders’ Equity as a result of fluctuations in the value of financial instruments owned by Parent or any of its Subsidiaries as mandated under FAS 133, all in accordance with GAAP.

“Consolidated Total Assets” means, for Parent and its Subsidiaries on a consolidated basis as of any date of determination, all assets determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Debt Service” means, for any Person for any period, the sum of (a) all regularly scheduled principal payments on Indebtedness (other than scheduled payments of principal on Indebtedness which pay such Indebtedness in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment), and (b) all Consolidated Interest Charges, in each case payable in cash during such period in respect of all Indebtedness of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent and L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Employer Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement (hereinafter defined), against Borrower or against or with respect to any Borrowing Base Property or any condition, use or activity on any Borrowing Base Property (including any such action against Administrative Agent or any Lender), and any claim at any time threatened or made by any person against Borrower or against or with respect to any Borrowing Base Property or any condition, use or activity on any Borrowing Base Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material (hereinafter defined) or any Environmental Requirement.

“Environmental Damages” means, whether before or after the Release Date, (a) the presence of any Hazardous Material on any Borrowing Base Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from any Borrowing Base Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through any Borrowing Base Property, on or before the Release Date; or (b) any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is at any time on or before the Release Date present on any Borrowing Base Property; or (c) the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Release Date; or (d) any violation on or before the Release Date, of any Environmental Requirement in effect on or before the Release Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or (e) any Environmental Claim, or the filing or imposition of any environmental lien against any Borrowing Base Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subsections (a) through (d) preceding; and regardless of whether any of the foregoing subsections (a) through (e) was caused by Borrower or a tenant or subtenant, or a prior owner of any Borrowing Base Property or its tenant or subtenant, or any third party, including but not limited to (i) injury or damage to any person, property or natural resource occurring on or off of any Borrowing Base Property, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including but not limited to the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of any Borrowing Base Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any person or Governmental Authority for costs expended in connection with any of the foregoing; (iv)

the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Requirement” means any Environmental Law (hereinafter defined), agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an Employer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest

Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, L/C Issuer, any Participant, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office or otherwise comes to act through a new office in connection with its interest as a Lender) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law described in clause (a) or clause (b) of the definition of “Change in Law” occurring after the date such Foreign Lender becomes party hereto (or, in the case of withholding tax arising as a result of the Foreign Lender designating a new Lending Office or otherwise coming to act through a new office in connection with its interest as a Lender, after the date of such event)) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a), (d) in the case of a Foreign Participant, any withholding tax that is imposed on amounts payable to such Foreign Participant at the time that such Foreign Participant comes to hold such participation interest in a Loan hereunder (or comes to act through a new office with respect to such participation interest) or is attributable to such Foreign Participant’s failure or inability (other than as a result of a Change in Law described in clause (a) or clause (b) of the definition of “Change in Law” occurring after the date such Foreign Participant comes to hold a participation interest in a loan hereunder (or, in the case of withholding tax arising as a result of the Foreign Participant coming to act through a new office in connection with such participation interest, after the date of such event), to comply with Section 3.01(e) (with such compliance determined as though such Foreign Participant was a Foreign

Lender), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a), (e) in the case of a Lender or Participant that is treated as a partnership or other look-through entity for applicable tax purposes, any withholding tax that is imposed as a result of the characteristics of a direct or indirect holder of an interest in such an entity at the time that such interest came to be held by such holder or is attributable to such holder’s failure to provide the documentation that would be required by Section 3.01(e) from such holder were it a Foreign Lender, (f) any withholding tax imposed as a result of any failure by any Person in the chain of payment between (i) a Lender, Participant or direct or indirect holder of an interest in any entity described in clause (e) and (ii) Borrower to provide forms required by Section 3.01(e) in accordance with procedures required by applicable tax law, (g) any U.S. backup withholding tax and (h) any taxes, withholdings or deductions required or imposed by tax laws of a jurisdiction other than the United States of America or any political subdivision or taxing authority thereof or therein that are (i) not imposed as a result of a connection between Borrower or any Guarantor and such jurisdiction or (ii) imposed as a result of a connection between Borrower or any Guarantor and such jurisdiction arising solely as a result of this Agreement or the transactions contemplated hereby.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated June 11, 2004, among Borrower, Administrative Agent, Syndication Agent, and Arrangers.

“FF&E” means furniture, fixtures, and equipment.

“FF&E Reserves” means, with respect to any Borrowing Base Property or Person for any period, and without duplication, an assumed reserve for FF&E and other capital expenditures equal to four percent (4%) of Gross Revenues of such Borrowing Base Property or Person for such period.

“Fixed Charges” means, for any Person, for any period, (a) Debt Service, plus (b) Restricted Payments with respect to preferred stock or other preferred equity interests issued by such Person required to be paid in cash during such period.

“Foreign Lender” means any Lender that is (a) organized under the laws of a jurisdiction other than the United States, any State thereof, or the District of Columbia, or (b) otherwise treated as not a “United States person” for U.S. federal income tax purposes (for instance, as a result of being an entity whose separate existence from a Person that is not a United States person is disregarded for federal income tax purposes). For purposes of the definition of “Excluded Taxes” hereunder and for purposes of Section 3.01(f), an L/C Issuer that is a Lender described in clause (a) or clause (b) of the preceding sentence will be treated as a “Foreign Lender.”

“Foreign Participant” means any Participant that is (a) organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia or (b) otherwise treated as not a “United States person” for U.S. federal income tax purposes (for instance, as a result of being an entity whose separate existence from a Person that is not a United States person is disregarded for federal income tax purposes).

“Franchise Agreements” means each franchise or similar agreement entered into by and between an Operating Lessee and each Franchisor with respect to a Borrowing Base Property pursuant to which such Operating Lessee is permitted to operate the applicable Borrowing Base Property under the “flag” or other trade name that is the subject thereof, and “Franchise Agreement” means any one of the Franchise Agreements.

“Franchisors” means each franchisor of each Borrowing Base Property as set forth on Schedule 1.01(a) or such other entity selected as the franchisor of the applicable Borrowing Base Property in accordance with the terms of this Agreement, and “Franchisor” means any one of the Franchisors.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Revenues” means, for any real property or Person, all revenues and receipts of every kind derived from operating such real property or all real properties owned by such Person, as the case may be, and parts thereof, including, but not limited to: income (from both cash and credit transactions), before discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind; license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such real property or real properties); service charges, to the extent not distributed to the employees at such real property or real properties as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of such real property or real properties; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such real property or real properties.

“Ground Lease” means, (a) that certain sublease of the ground lease of the Wyndham Palm Springs Borrowing Base Property, and (b) any other ground lease of a Property that is admitted into the

Borrowing Base after the Closing Date pursuant to Section 4.02 and that is approved by the Required Lenders.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that endorsements of negotiable instruments or documents for deposit or collection in the ordinary course of business shall not constitute a Guarantee of any amounts. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty, and “Guaranty” means any one of the Guaranties.

“Guarantors” means, collectively, Parent and each Subsidiary Guarantor, and “Guarantor” means any one of the Guarantors.

“Hazardous Material” means any substance, whether solid, liquid or gaseous: which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on any Borrowing Base Property or any adjacent property or a hazard to the environment or to the health or safety of persons on any Borrowing Base Property.

“Implied Debt Service” means, as of any date, the annual principal and interest payments required to amortize the Total Outstandings as of such date assuming equal monthly payments of principal and interest over a period of twenty-five (25) years at an annual rate of interest equal to the greater of (a) two and one-half of one percent (2.50%) in excess of the most recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for 7-year Treasury Constant Maturities, and (b) eight percent (8%).

“Implied Loan Amount” has the meaning specified in Section 4.01(b).

“Improvements” means, with respect to any Borrowing Base Property, all on-site and off-site improvements to such Borrowing Base Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Borrowing Base Property and/or in such improvements.

“Increasing Lender” has the meaning specified in Section 2.13(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any Person (other than a Subsidiary of such Person) in which such Person owns an interest, that is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Initial Borrowing Base Properties” means the Properties listed on Schedule 4.01, and “Initial Borrowing Base Property” means any one of the Borrowing Base Properties.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means each existing or future lease (other than an Operating Lease or a Ground Lease), sublease (to the extent of the applicable Loan Party’s rights thereunder) or other agreement under the terms of which any person has or acquires any right to occupy or use any Borrowing Base Property, or any part thereof, or interest therein (a) for a term of greater than five (5) years, or (b) for the occupancy or use of more than five thousand (5,000) square feet of the net rentable area of any Borrowing Base Property, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications, and replacements of each such lease, sublease, agreement, or guaranty.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Guarantees” means Guarantees in the form of indemnification for fraud, misapplication of cash, environmental claims, and other circumstances customarily required by institutional lenders in non-recourse secured financings of real estate or to special purpose entities.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Mortgage and the other Security Documents, the Fee Letter, each Guaranty, the Issuer Documents, and such other documents evidencing, securing or pertaining to the Loan.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Management Agreements” means each management agreement entered into by and between an Operating Lessee and each Manager, pursuant to which each Manager is to provide management and other services with respect to each applicable Borrowing Base Property, and “Management Agreement” means any one of the Management Agreements.

“Management Fee Reserves” means, with respect to any Borrowing Base Property or Person for any period, a reserve for management fees equal to the greater of (a) any actual management fees or (b) an assumed reserve of three percent (3%) of Gross Revenues of such Borrowing Base Property or Person for such period.

“Managers” means each manager of a Borrowing Base Property as set forth on Schedule 1.01(b) or such other entity selected as the manager of the applicable Borrowing Base Property in accordance with the terms of this Agreement, and “Manager” means any one of the Managers.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of Parent and its subsidiaries taken as a whole or Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means, for any Person or with respect to any Borrowing Base Property, any contract or agreement (other than Operating Leases, Franchise Agreements, or Management Agreements) of such Person or with respect to such Borrowing Base Property the breach, violation, or termination of which could result in a Material Property Event.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Materials on, about, or under such Borrowing Base Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could reasonably be expected to result in a Material Adverse Effect.

“Material Property Event” means, with respect to any Borrowing Base Property, the occurrence of any event or circumstance that could reasonably be expected to result in a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, or (b) material adverse effect on the value or ownership of such Borrowing Base Property.

“Material Title Defects” means, with respect to any real property, defects, Liens, or encumbrances, other than Liens for local real estate taxes and similar local governmental charges, and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of the real property in question).

“Maturity Date” means August     , 2007.

“Mortgages” means each Mortgage (or Deed of Trust, as applicable), Assignment of Leases and Rents, Security Agreement, Financing Statement, and Assignment of Rental or similarly titled document, each executed by a Loan Party, to or for the benefit of Administrative Agent, for the ratable benefit of the Lenders, covering the Collateral, and “Mortgage” means any one of the Mortgages.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and including all debts, liabilities, obligations, covenants and duties of, any Loan Party arising under the CMBS Swap or under any Swap Contract with any Lender or its Affiliate (i) relating to the Obligations, or (ii) approved by Required Lenders.

“On” or “on”, when used with respect to a Borrowing Base Property or any property adjacent to a Borrowing Base Property, means “on, in, under, above or about.”

“Operating Leases” means each operating Lease entered into by and between an Operating Lessee and a Loan Party, which govern the operation of each applicable Borrowing Base Property, and “Operating Lease” means any one of the Operating Leases.

“Operating Lessees” means each operating lessee of each Borrowing Base Property as set forth on Schedule 1.01(a) or such other entity selected as the operating lessee of the applicable Borrowing Base Property in accordance with the terms of this Agreement, and “Operating Lessee” means any one of the Operating Lessees.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Parent Guaranty” means the Guaranty executed by Parent in favor of Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit E-1.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Distributions” means, as of any date, the sum of (a) $5,000,000, and (b) an amount equal to the sum of Parent’s Cash Available for Distribution for each fiscal quarter ending after the Closing Date through such date; provided that such amount shall not be less than the amount of Restricted Payments required for Parent to maintain its status as a REIT.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property Collateral” means the personal property of a Loan Party in which security interests are granted to Administrative Agent, for the benefit of the Lenders, under the Security Documents.

“Plans” means the plans and specifications for the Borrowing Base Properties, including existing or proposed Improvements, and all modifications thereof and additions thereto that are included as part of the Plans in accordance with the terms of this Agreement.

“Pro Forma Financial Statements” means the pro forma financial statements of Parent and its Subsidiaries filed with the Form S-11 filed on behalf of Parent with the SEC.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the

Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Property Information” has the meaning specified in Section 4.02(a).

“Properties” means hotels, resorts, or other properties used for a substantially similar purpose by a Loan Party.

“Qualified Manager” means a Manager or a reputable and experienced professional management organization (a) which manages, together with its affiliates, hotel properties comparable to any relevant Borrowing Base Property and (b) approved by Administrative Agent, which approval shall not have been unreasonably withheld or delayed.

“REAs” means each construction, operation, and reciprocal easement agreements or similar agreements (including any separate agreements or other agreements between a Loan Party and one or more other parties to any REA with respect to such REA) affecting any Borrowing Base Property or portion thereof, and “REA” means any one of the REAs.

“Real Estate Collateral” means one or more Properties owned by Borrower that have otherwise been pledged or mortgaged to Administrative Agent, for the benefit of the Lenders.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a “real estate investment trust” for purposes of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release Date” means the earlier of the following two dates: (a) the date on which the Obligations have been paid in full and the Mortgages have been released; or (b) the date on which the Liens of the Mortgages are fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Borrowing Base Properties have been given to and accepted by the purchaser or Administrative Agent free of occupancy and claims to occupancy by Borrower and their heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by Law from further assertion.

“Rents” means all of the rents, revenue, income, profits, and proceeds derived and to be derived from the Borrowing Base Properties or arising from the use or enjoyment of any portion thereof or from any Lease or Operating Lease, including but not limited to the proceeds from any negotiated lease termination or buyout of such Lease or Operating Lease, liquidated damages following default under any such Lease or Operating Lease, all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by damage to any part of the Borrowing Base Properties, all rights to recover monetary amounts from any tenant in bankruptcy including, without limitation, rights of recovery for use and occupancy and damage claims arising out of Lease or Operating Lease defaults, including rejections, under any applicable Debtor Relief Law (hereinafter defined), together with any sums of money that may now or at any time hereafter be or become due and payable to any Loan Party by virtue of any and all royalties, overriding royalties, bonuses, delay rentals, and any other amount of any kind or character arising under any and all present and all future oil, gas, mineral, and mining leases covering any Borrowing Base Property or any part thereof, and all proceeds and other amounts paid or owing to a Loan Party under or pursuant to any and all contracts and bonds relating to the construction or renovation of any Borrowing Base Property.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion, or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means each of the following documents in form and substance acceptable to Administrative Agent:

(a) the Mortgages;

(b) Security Agreements and Assignments of Rights, executed by Borrower and the applicable Subsidiary Guarantors;

(c) Assignments of Leases and Rents, executed by Borrower or the applicable Subsidiary Guarantors;

(d) financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral or any other collateral or security for the Obligations;

(e) Environmental Indemnity Agreements, executed by Borrower and the applicable Subsidiary Guarantors;

(f) assignments of the liquor licenses used in connection with the operation of the Borrowing Base Properties, executed by Borrower and the applicable Subsidiary Guarantors;

(g) assignments of all Operating Leases, Franchise Agreements, Management Agreements, and Material Agreements, executed by Borrower and the applicable Subsidiary Guarantors;

(h) Assignments of Management Agreement;

(i) estoppel letters, consents, comfort letters, or other confirming agreements and/or non-disturbance agreements executed by (i) each Operating Lessee or other tenant under each Operating Lease, (ii) each Manager, (iii) each Franchisor, (iv) each Operating Lessee, and (v) such other parties to Material Agreements as Administrative Agent may request;

(j) opinions of counsels in form and substance acceptable to Administrative Agent;

(k) all other agreements, documents, and instruments securing the Obligations or any part thereof, as shall from time to time be executed and delivered by Borrower, Guarantors, any Manager, or any other Person in favor of Administrative Agent; and

(l) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

“Shareholders’ Equity” means, as of any date of determination, with respect to any Person, consolidated shareholders’ equity of such Person as of that date determined in accordance with GAAP.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its liabilities as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

“Subsequent Lender” has the meaning specified in Section 2.13(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantor” means each Subsidiary that is party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Guaranty executed by each Subsidiary of Borrower required to execute such Guaranty pursuant to Section 4.06 in favor of Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit E-2.

“Survey” means a survey prepared in accordance with Exhibit “F”.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Title Insurance” means the loan policy or policies of title insurance issued to Administrative Agent for the benefit of Lenders by the Title Insurer, in an amount equal to the maximum principal amount of the Loan, insuring the validity and priority of the Mortgages encumbering the Borrowing Base Properties and Improvements described in the Mortgages for the benefit of Administrative Agent and Lenders.

“Title Insurer” means Lawyers Title Company.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear unless otherwise specified, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Pro Forma Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the reasonable approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the Borrowing Base, and (b) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions, and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a

Responsible Officer of Borrower. Each Borrowing of, conversion to, or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion, or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted, or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c) Except as otherwise provided herein, the continuation or conversion of a Eurodollar Rate Loan may become effective only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to, or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Administrative Agent shall promptly (i) provide Borrower with indicative rates for Loans that may be continued as or converted to Eurodollar Rate Loans, upon Borrower’s request, and (ii) notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost, or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of L/C Issuer;

(C) except as otherwise agreed by Administrative Agent and L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; and

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate L/C Issuer’s risk with respect to such Lender.

(iv) L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article X with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, Administrative Agent, or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If Borrower so requests in any applicable Letter of Credit Application, L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that L/C Issuer shall not permit any such extension if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that either (x) the Required Lenders or (y) Borrower have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(iv) If any Letter of Credit contains provisions providing for automatic reinstatement of the stated amount after any drawing thereunder, (A) unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer to permit such reinstatement, and (B) Administrative Agent and the Lenders hereby authorize and direct L/C Issuer to permit such automatic reinstatement, whether or not a Default then exists, unless L/C Issuer has received a notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the reinstatement date from Administrative Agent, Required Lenders, or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied and directing L/C Issuer to cease permitting such automatic reinstatement of such Letter of Credit.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment and, upon request from any Lender, Administrative Agent will send a copy of any such Letter of Credit or any such amendment to a Letter of Credit to each Lender.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Administrative Agent thereof. So long as L/C Issuer has provided notice to Borrower pursuant to the preceding sentence within a reasonable time, not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Administrative Agent for the account of L/C Issuer at Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of L/C Issuer its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense, or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate, or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, then Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.04 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04, and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Administrative Agent, for the benefit of L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for Letters of Credit issued after the date hereof for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the Dollar amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Prepayments.

(a) Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) If for any reason the Total Outstandings at any time exceed the lesser of (i) the Aggregate Commitments then in effect, and (ii) the Borrowing Base, Borrower shall within one (1) Business Day prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of (i) the Aggregate Commitments then in effect, and (ii) the Borrowing Base.

2.05 Termination or Reduction of Commitments. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. two (2) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate.

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration, or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Unused Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an unused fee of (i) one-half of one percent (0.50%) times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings on each day that the Total Outstandings are less than or equal to thirty-three and one-third of one percent (33-1/3%) of the actual daily amount of the Aggregate Commitments, (ii) three eighths of one percent (0.375%) times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings on each day that the Total Outstandings are greater than thirty-three and one-third of one percent (33-1/3%) but less than or equal to sixty-six and two-thirds of one percent (66-2/3%) of the actual daily amount of the Aggregate Commitments, and (iii) one-quarter of one percent (0.25%) times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings on each day that the Total Outstandings exceed sixty-six and two-thirds of one percent (66-2/3%) of the actual daily amount of the Aggregate Commitments. The unused fee shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September, and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The unused fee shall be calculated quarterly in arrears. The unused fee shall accrue at all times, including at any time during which one or more of the conditions in Article V is not met.

(b) Other Fees. Borrower shall pay to Arrangers and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.11(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its prorata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.13 Lenders; Increase in Aggregate Commitments.

(a) The Lenders on the Closing Date shall be the Lenders set forth on Schedule 2.01 on the Closing Date.

(b) After the Closing Date, Administrative Agent may, from time to time at the request of Borrower, increase the Aggregate Commitments by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing the Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:

(A) each Subsequent Lender is an Eligible Assignee;

(B) Borrower, to the extent requested by Administrative Agent, executes (I) a new Note payable to the order of a Subsequent Lender, or (II) a replacement Note payable to the order of an Increasing Lender so long as the replaced Note is concurrently returned to Borrower or an affidavit of lost note or similar document is delivered to Borrower;

(C) each Subsequent Lender becomes a party to this Agreement by executing a signature page to this Agreement;

(D) after giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the Aggregate Commitments do not exceed $150,000,000 (less the amount of any permanent reductions pursuant to Section 2.05);

(E) each increase in the Aggregate Commitments shall be in the minimum amount of $5,000,000 or a greater integral multiple of $1,000,000;

(F) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without the consent of such existing Lender;

(G) no Lender shall be an Increasing Lender without the consent of such Lender;

(H) no Default or Event of Default exists nor would occur after giving effect to such increase;

(I) Borrower, to the extent required by the Law of any state in which a Borrowing Base Property is located, pays any additional mortgage or similar tax required as a result of the increase in the Aggregate Commitments in order to ensure that each Mortgage secures the entire amount of the Obligations; and

(J) Borrower shall execute and deliver, or cause to be delivered, to Administrative Agent such amendments and supplements to the Security Documents as Administrative Agent may reasonably request to evidence the increase in the Aggregate Commitments.

After the admission of any Subsequent Lender or the increase in the Aggregate Commitments of any Increasing Lender, Administrative Agent shall promptly provide to each Lender a new Schedule 2.01 to this Agreement. In the event that there are any Loans outstanding after giving effect to an increase in the Aggregate Commitments pursuant to this Section 2.13, upon notice from Administrative Agent to each Lender, the amount of such Loans owing to each Lender shall be appropriately adjusted to reflect the new Pro Rata Shares of Lenders, provided that Borrower shall be obligated to pay any amounts required pursuant to Section 3.05.

ARTICLE III.

TAXES, YIELD PROTECTION, AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of Section 3.01(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent, each Lender and L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or L/C Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Lender or L/C Issuer that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or L/C Issuer, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements.

(f) Resident Borrower. Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower or any Guarantor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(g) Treatment of Certain Refunds. If Administrative Agent, any Lender, Participant or L/C Issuer receives (whether through payment, credit, offset or otherwise) a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender, Participant or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender, Participant or L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender, Participant or L/C Issuer in the event Administrative Agent, such Lender, Participant or L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent, any Lender, Participant or L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders, which instruction the Required Lenders shall provide if the circumstances giving rise to such determination no longer exist) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost, or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing, or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or the Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in Sections 3.04(a) or (b) and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

BORROWING BASE; SECURITY

4.01 Borrowing Base.

(a) The “Borrowing Base” means, as of the last day of each fiscal quarter or any other applicable date of determination during the term hereof, the sum of the Implied Loan Amounts with respect to each of the Borrowing Base Properties owned by a Loan Party; provided that for the period beginning on the Closing Date through December 31, 2004, the “Borrowing Base” means the lesser of (i) the sum of the Implied Loan Amounts with respect to each of the Borrowing Base Properties owned by a Loan Party, and (ii) the greater of (A) an implied amount of Total Outstandings that would result in a ratio of (1) Adjusted NOI for the Borrowing Base Properties to (2) Implied Debt Service equal to 1.60 to 1.0, and (B) $65,000,000 (such amount to be reduced in an amount to be reasonably determined by Administrative Agent if any Initial Borrowing Base Property is removed from the Borrowing Base and not replaced with another Property in accordance with Section 4.02).

(b) The “Implied Loan Amount” with respect to any Borrowing Base Property means, as of the last day of any fiscal quarter or any other applicable date of determination during the term hereof, the product of (i) the Appraised Value (determined using the most-recent Acceptable Appraisal delivered to or required by Administrative Agent) of such Borrowing Base Property, and (ii) sixty percent (60%). Notwithstanding the foregoing, the amount attributable to the Borrowing Base with respect to (i) any single Borrowing Base Property (other than Wyndham Palm Springs and Wyndham St. Anthony) shall not exceed fifteen percent (15%) of the Borrowing Base, (ii) Borrowing Base Properties (other than Wyndham Palm Springs and Wyndham St. Anthony) located in any single metropolitan statistical area shall not exceed twenty percent (20%) of the Borrowing Base, and (iii) all Borrowing Base Properties in operation for less than one (1) year shall not exceed ten percent (10%) of the Borrowing Base.

(c) Each change in the Borrowing Base shall be effective upon receipt of a new Borrowing Base Report pursuant to Section 7.02(b)(ii); provided that any increase in the Borrowing Base reflected in such Borrowing Base Report shall not become effective until the fifth (5th) Business Day following delivery thereof and provided further that any change in the Borrowing Base as a result of the receipt of a new Acceptable Appraisal pursuant to Section 4.04 shall be effective upon the date that Administrative Agent approves such appraisal, and any change in the Borrowing Base as a result of the admission of a Property into the Borrowing Base pursuant to Section 4.02 shall be effective upon the date that such Property is admitted into the Borrowing Base.

4.02 Substitution of Borrowing Base Properties and Admission of Properties into the Borrowing Base.

(a) Borrower shall provide Administrative Agent with a written request for a Property to be admitted into the Borrowing Base in substitution of an existing Borrowing Base Property or in addition to the existing Borrowing Base Properties, in connection with an increase in the Aggregate Commitments pursuant to Section 2.13, or otherwise. Such request shall be accompanied by information regarding such Property (the “Property Information”), including, without limitation, the following, in each case reasonably acceptable to Administrative Agent: (i) a general description of such Property’s location, market, and amenities; (ii) a property description; (iii) purchase information (including any contracts of sale and closing statements); (iv) cash flow projections for the next three (3) years and operating statements for at least the previous three (3) years or since opening if open less than three (3) years; (v) a property condition report; (vi) a copy of the most-recent appraisal, if any; (vii) UCC searches; (viii) copies of the internally-prepared “Investment Committee Memorandum” prepared by Borrower in connection with the acquisition of such Property; (ix) the documents and information with respect to such Property listed in Sections 5.01(a)(xi) through (xxi) that were delivered in connection with the Initial Borrowing Base Properties; and (x) such other information reasonably requested by Administrative Agent as shall be necessary in order for Administrative Agent and required Lenders to determine whether such Property is eligible to be a Borrowing Base Property.

(b) In order for a Property to be eligible for inclusion in the Borrowing Base, such Property shall have characteristics consistent with the following general guidelines:

(i) such Property shall be full service, extended stay, or limited service hotel of at least the same or similar quality as the Borrowing Base Properties as of the Closing Date, all as determined by Administrative Agent;

(ii) Borrower or a Guarantor shall have good and indefeasible fee simple title to such Property, free and clear of all Liens (except for Liens permitted by Section 8.01); provided that (A) the Initial Borrowing Base Properties may be leased by Borrower or a Subsidiary Guarantor pursuant to the Ground Lease, and (B) Required Lenders may approve additional Properties that are leased pursuant to a ground lease acceptable to the Required Lenders.

(iii) all Property Information shall be acceptable to Administrative Agent;

(iv) no Material Title Defects or Material Property Event with respect to such Property shall exist;

(v) such Property shall have satisfactory access to public utilities;

(vi) the admission of such Property into the Borrowing Base shall not breach any obligation of any Loan Party under any other third party agreements;

(vii) the Phase I environmental assessment with respect to such Property shall not reveal any material defects or any Material Property Event;

(viii) the structural engineering report with respect to such Property shall not reveal any material defects; and

(ix) such Property shall be managed by a Qualified Manager pursuant to a Management Agreement acceptable to Administrative Agent.

(c) Each Property shall be subject to Administrative Agent’s and Required Lender’s approval for admission into the Borrowing Base. Notwithstanding the foregoing guidelines, Administrative Agent and Required Lenders shall have the right to disapprove the admission of a Property into the Borrowing Base that is otherwise qualified to be a Borrowing Base Property, if Administrative Agent and Required Lenders determine that such new Property is not eligible for inclusion in the Borrowing Base; provided that, Administrative Agent and Required Lenders will not unreasonably withhold their approval of the admission of a new Property into the Borrowing Base that satisfies the guidelines set forth in clause (b) above.

(d) Administrative Agent shall deliver or otherwise make available the Property Information to Lenders within five (5) Business Days after Borrower delivers the Property Information to Administrative Agent (unless Administrative Agent requests additional Property Information within such time in which case the Property Information shall be delivered to Lenders within five (5) Business Days after Borrower delivers such additional Property Information). Each Lender shall provide to Administrative Agent notice of whether such Lender has (i) preliminarily approved or disapproved a Property for admission into the Borrowing Base within fifteen (15) Business Days after Administrative Agent delivers to such Lender the information described in clauses (iv) and (viii) of the definition of Property Information, and (ii) finally approved or disapproved a Property for admission into the Borrowing Base within fifteen (15) Business Days after Administrative Agent delivers to such Lender the remaining Property Information. Administrative Agent shall promptly notify Borrower and Lenders whether Administrative Agent and Lenders have approved or disapproved a Property for admission into the Borrowing Base.

(e) A Property shall not be admitted into the Borrowing Base until a Loan Party shall have executed and delivered (or cause to be executed and delivered) to Administrative Agent, for the ratable benefit of the Lenders, Security Documents covering such Property, and Administrative Agent shall have a perfected, first priority Lien on such Property (subject to Liens permitted by Section 8.01), for the ratable benefit of the Lenders and such Loan Party shall have delivered Title Insurance covering such Property.

(f) If a Property is admitted into the Borrowing Base, then Administrative Agent shall promptly notify Borrower and Lenders in writing of any changes to the Borrowing Base as a result of the admission of such Property into the Borrowing Base.

(g) If any Borrowing Base Property is subject to or suffers a Material Environmental Event, then Administrative Agent and Lenders shall have the right in their sole discretion at any time and from time to time to notify Borrower that, effective upon the giving of such notice, and for so long as such Material Environmental Event exists, such Borrowing Base Property shall no longer be considered a Borrowing Base Property for purposes of determining the Borrowing Base. If Administrative Agent delivers a notice with respect to a Borrowing Base Property as set forth in this Section 4.02(g), then at such time as such Borrowing Base Property is no longer subject to a Material Environmental Event, Borrower may give Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition) and such Borrowing Base Property shall, effective with the delivery by Borrower of the next Borrowing Base Report, be considered a Borrowing Base Property for purposes of calculating the Borrowing Base until such time as any of the conditions set forth above apply thereto.

4.03 Liens on Borrowing Base Properties. As more fully described in the Security Documents, Borrower shall, and shall cause each other Loan Party to, grant to Administrative Agent, for the ratable benefit of the Lenders, as security for the payment and performance of the Obligations, a valid, enforceable, perfected, first priority, and only Lien on and to the Borrowing Base Properties (subject to Liens permitted by Section 8.01).

4.04 Appraisals.

(a) Administrative Agent will be entitled to engage professional appraisers, at Borrower’s expense, eighteen (18) months after the Closing Date, in order to obtain an updated Acceptable Appraisal of each Borrowing Base Property.

(b) In addition to Acceptable Appraisals pursuant to clause (a) above, Administrative Agent may at its option obtain an Acceptable Appraisal of any Borrowing Base Property or any part thereof, at Borrower’s expense, if an Event of Default exists, a Material Property Event with respect to a Borrowing Base Property has occurred, a Material Adverse Event has occurred, or an appraisal is required more often under applicable Law.

(c) Borrower may at its option request Administrative Agent to obtain, at Borrower’s expense, but not more often than once each calendar year during the term of this Agreement (and only if Administrative Agent does not otherwise obtain an appraisal during such year), an Acceptable Appraisal of any Borrowing Base Property or any part thereof.

4.05 Releases of Collateral.

(a) Upon the written request of Borrower as long as no Default or Event of Default exists, Administrative Agent may release a Borrowing Base Property (other than Wyndham Palm Springs and Wyndham St. Anthony) from the Borrowing Base; provided that Administrative Agent shall have no obligation to release any such Borrowing Base Property without a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base without such Borrowing Base Property, but including any new Property admitted to the Borrowing Base, if any, and a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Loan Parties are in compliance with the terms of this Agreement after the release of such Borrowing Base Property and the addition of any such new Borrowing Base Property, in each case as of the day of such release and after giving effect thereto.

(b) Upon the written request of Borrower as long as no Default or Event of Default exists, Administrative Agent may partially release a portion of a Borrowing Base Property consisting of vacant land that is ancillary to the operation of such Borrowing Base Property or otherwise, in Administrative Agent’s determination, immaterial to the operation of such Borrowing Base Property; provided that Borrower shall deliver to Administrative Agent a new Acceptable Appraisal of the remaining portion of such Borrowing Base Property and/or other information reasonably satisfactory to Administrative Agent in order to determine the effect, if any, on the Borrowing Base after giving effect to such partial release.

(c) Administrative Agent shall not release any Collateral or any portion of any Collateral unless, after giving effect to any such release (i) no Default or Event of Default exists, (ii) the Borrowing Base equals or exceeds $75,000,000 after giving effect to such release, and (iii) there are at least six (6) Borrowing Base Properties remaining in the Borrowing Base after giving effect to such release.

4.06 Guaranty. Pursuant to the Subsidiary Guaranty, each Subsidiary of Borrower shall unconditionally guarantee in favor of Administrative Agent on behalf of the Lenders the full payment and performance of the Obligations; provided that no Subsidiary shall be required to guarantee the payment and performance of the Obligations if such Subsidiary has existing Indebtedness not prohibited by

Section 8.03 which prohibits such guarantee of the Obligations. As of the Closing Date, the Subsidiaries listed on Schedule 4.06 hereto shall not be Guarantors.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Guaranties, and the Security Documents with respect to the Initial Borrowing Base Properties, sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease, or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of counsel to the Loan Parties, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses, and approvals required in connection with the execution, delivery, and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses, and approvals shall be in full force and effect, or (B) stating that no such consents, licenses, or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) (A) a duly completed Compliance Certificate as of March 31, 2004, signed by a Responsible Officer of Borrower, (B) a duly completed Borrowing Base Report as of March 31, 2004, signed by a Responsible Officer of Borrower, and (C) the Pro Forma Financial Statements;

(ix) the insurance policies or other evidence of insurance satisfying the requirements of Section 7.15 to the extent required by Administrative Agent, together with evidence satisfactory to Administrative Agent that all premiums therefor have been paid for a period of not less than one (1) year from the date of this Agreement and that the policies are in full force and effect;

(x) an “as-is” market value appraisal of each Borrowing Base Property made within thirty (30) days prior to the date of this Agreement, which appraises each such Borrowing Base Property on a “completed value” basis. The appraiser and appraisal must be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements) and the appraiser must be engaged directly by Administrative Agent;

(xi) (A) two (2) prints of an original survey of each Borrowing Base Property and Improvements thereon dated not more than sixty (60) days prior to the date of this Agreement (or dated such earlier date, if any, as is satisfactory to Administrative Agent and Title Insurer, but in any event not more than one hundred eighty (180) days prior to the date of this Agreement) and otherwise complying with Exhibit “F” to the extent required by Administrative Agent and Title Insurer, and (B) a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the Flood Disaster Protection Act of 1973, as amended, or evidence reasonably satisfactory to Administrative Agent that none of the Borrowing Base Properties are located in a flood hazard area;

(xii) two (2) true and correct copies of all existing Plans (including the site plan) satisfactory to Administrative Agent, together with evidence satisfactory to Administrative Agent that all applicable Governmental Authorities have approved same;

(xiii) true and correct copies of all Leases and subleases, and guarantees thereof;

(xiv) evidence satisfactory to Administrative Agent that no portion of any Borrowing Base Property is “wetlands” under any applicable Law and that the Borrowing Base Properties do not contain and is not within or near any area designated as a hazardous waste site by any Governmental Authority, that no Borrowing Base Property nor any adjoining property contains or has ever contained any Hazardous Material under any Law pertaining to health or the environment, and that no Borrowing Base Property nor any use or activity thereon violates or is or could be subject to any response, remediation, clean-up or other obligation under any Law pertaining to health or the environment including without limitation, a written report of an environmental assessment of any Borrowing Base Property, made within one hundred eight (180) days prior to the date of this Agreement, by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, complying with Administrative Agent’s established guidelines, showing that there is no evidence of any Hazardous Material which has been generated, treated, stored, released or disposed of on any Borrowing Base Property, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent;

(xv) (A) evidence that each Borrowing Base Property has full adequate direct and free access to one or more public streets; (B) evidence that all applicable zoning ordinances, restrictive covenants, and Laws affecting each Borrowing Base Property permit the use for which such

Borrowing Base Property is intended and have been or will be complied with; (C) evidence that each Borrowing Base Property and Improvements comply with all Laws regarding subdivision and platting and constitute separate tax parcels; and (D) evidence of compliance by Borrower and each Borrowing Base Property, and any proposed construction, use and occupancy of the Improvements, with such other applicable Laws as Administrative Agent may request, including all Laws regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), The Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements;

(xvi) evidence: (A) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over the Borrowing Base Properties or any portion thereof; (B) that all taxes, standby fees, and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority; and (C) that each Borrowing Base Property is a separate tax lot or lots with separate assessment or assessments of such Borrowing Base Property and Improvements, independent of any other Borrowing Base Property or improvements and that each Borrowing Base Property is a separate legally subdivided parcel;

(xvii) executed, acknowledged, and/or sworn to as required counterparts of the Mortgages, which shall have been recorded in the official records of the city or county in which each Borrowing Base Property is located, and UCC-1 financing statements which shall have been filed in all filing offices that Administrative Agent may require or arrangements satisfactory to Administrative Agent for such recordations and filings have been made;

(xviii) ALTA Title Insurance policies (or title insurance policies promulgated by the Laws of the state in which each Borrowing Base Property is located if an ALTA insurance policy is not available), issued by the Title Insurer in the amount of the Aggregate Commitments plus any other amount secured by the Mortgages, on a coinsurance and/or reinsurance basis if and as reasonably required by Administrative Agent, insuring without exclusion or exception for creditors’ rights that each Mortgage constitutes a valid lien covering the applicable Borrowing Base Property and all Improvements thereon, having the priority required by Administrative Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) Administrative Agent approves, in a form acceptable to Administrative Agent, and as satisfactory to Administrative Agent with all “standard” exceptions which can be deleted, including the exception for matters which a current survey would show, deleted to the fullest extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor permitted; containing no exception for standby fees or real estate taxes or assessments other than those for the year in which the closing occurs to the extent the same are not then due and payable and endorsed “not yet due and payable” and no exception for subsequent assessments for prior years; providing full coverage against mechanics’ and materialmens’ liens to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; insuring that no restrictive covenants shown in the Title Insurance have been violated, and that no violation of the restrictions will result in a reversion or forfeiture of title; insuring all appurtenant easements; insuring that fee simple (or leased for approved Ground Leases) indefeasible or marketable (as coverage is available) fee simple (or leasehold for approved Ground Leases) title to the Borrowing Base Properties and Improvements is vested in a Loan Party; containing such affirmative coverage and endorsements as Administrative Agent may reasonably require and are available under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; insuring any easements, leasehold estates or other matters appurtenant to or benefiting the Borrowing Base Properties and/or the Improvements as part of the insured estate; insuring the right of access to each Borrowing Base Property to the extent authorized under applicable title insurance rules, and Borrower shall satisfy all requirements therefor; and containing provisions acceptable to Administrative Agent regarding advances and/or readvances of Loan funds after closing. Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Insurer (or its agent) or any portion of the premium paid for the Title Insurance;

(xix) (A) evidence that prior to and as of the time the Mortgages were filed for record (1) no activity or circumstance was visible on or near any Borrowing Base Property which would constitute inception of a mechanic’s or materialman’s lien against such Borrowing Base Property, (2) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to any Borrowing Base Property has been filed for record in the county where such Borrowing Base Property is located, and (3) no mechanic’s or materialman’s lien claim or notice, lis pendens, judgment, or other claim or encumbrance against any Borrowing Base Property has been filed for record in the county where such Borrowing Base Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Borrowing Base Property; (B) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than thirty (30) days prior to the date of this Agreement: (1) of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Obligations or against Borrower otherwise except as consented to by Administrative Agent; and (2) if required by Administrative Agent, of the appropriate judgment and tax lien records, showing no outstanding judgment or tax lien against any Loan Party;

(xx) a true and correct copy of (A) each Franchise Agreement, (B) each Ground Lease, and (C) each Operating Lease; and

(xxi) such other assurances, certificates, documents, consents, or opinions as Administrative Agent and L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

(d) Parent shall have completed an initial public offering of its common Equity Interests and received gross cash proceeds of at least $200,000,000 resulting in such common Equity Interests being traded on the New York Stock Exchange.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of any Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Sections 6.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b).

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Administrative Agent and, if applicable, L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Parent and Borrower represent and warrant to Administrative Agent and the Lenders that:

6.01 Existence, Qualification, and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease, or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c), or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery, and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid, and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar Laws affecting rights of creditors generally and general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Pro Forma Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except that such Pro Forma Financial Statements may exclude substantially all of the footnotes and disclosures required by GAAP, (ii) fairly present the financial condition of Parent and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and the Subsidiaries as of the date thereof, including liabilities for taxes, material commitments, and Indebtedness.

(b) Since the date of the Pro Forma Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims, or disputes pending or, to the knowledge of Parent or Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Parent or any of the Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default. Neither Parent nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens. Each of Parent and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Properties of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09 Environmental Compliance.

(a) Parent and each Subsidiary conduct in the ordinary course of business a review of the effect of Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations, and properties, and as a result thereof Parent and each Subsidiary have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to cause a Material Property Event.

(b) After due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on any real property or elsewhere in connection with any activity on such real property, without regard to whether Administrative Agent or any Lender has or hereafter obtains any knowledge or report of the environmental condition of such real property, except as may be indicated in the environmental assessment reports delivered to Administrative Agent prior to the Closing Date in connection with its due diligence investigations in connection with the Loans: (a) during the period of Parent’s or any Subsidiaries’ ownership of all of its real property, such real property has not been used for industrial or manufacturing purposes, for landfill, dumping, or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling, or disposal of any Hazardous Material, for underground or aboveground storage tanks, or for any other use that, in each case, could give rise to a Material Property Event; to Parent’s and each Subsidiaries’ knowledge, no such use of its real property occurred at any time prior to the period of Parent’s or any Subsidiaries’ ownership of such real property; and to Parent’s and each Subsidiaries’ knowledge, no such use on any adjacent property occurred at any time prior to the date hereof which could reasonably be expected to cause a Material Property Event; (b) to Parent’s and each Subsidiaries’ knowledge, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on its real property which could reasonably be expected to cause a Material Property Event; (c) neither Parent nor any Subsidiary has received any notice and has no knowledge of any Environmental Claim or any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on its real property or any adjacent property or concerning whether any condition, use or activity on its real property or any adjacent property is in violation of any Environmental Requirement; (d) the present conditions, uses, and activities on its real property does not violate any Environmental Requirement and the use of its real property which Parent or any Subsidiary (and each tenant and subtenant, if any) makes and intends to make of its real property complies and will comply with all applicable Environmental Requirements; (e) its real property does not appear on and to Parent’s and each Subsidiaries’ knowledge have never been on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state, or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; (f) neither Parent nor any Subsidiary has ever applied for and been denied environmental impairment liability insurance coverage relating to its real property; and (g) neither Parent or any Subsidiary has, nor have, to Parent’s and each Subsidiaries’ knowledge, any tenants or subtenants, obtained any permit or authorization to construct, occupy, operate, use, or conduct any activity on any of its real property by reason of any Environmental Requirement.

6.10 Insurance. The real property of Borrower and its Subsidiaries is insured with financially sound and reputable insurance companies not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Subsidiary operates.

6.11 Taxes. Parent and its Subsidiaries have filed all Federal, state, and other material tax returns and reports required to be filed, and have paid all Federal, state, and other material taxes, assessments, fees, and other governmental charges levied or imposed upon them or their properties, income, or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Parent or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Employer Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Employer Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Parent and Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Parent and each ERISA Affiliate have made all required contributions to each Employer Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Employer Plan.

(b) There are no pending or, to the best knowledge of Parent and Borrower, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Employer Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) (i) neither Parent nor any Loan Party is, nor will be (A) a Pension Plan; or (B) a “plan” within the meaning of Section 4975(e) of the Code; (ii) the assets of Parent and its Subsidiaries do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) neither Parent nor any Loan Party is, nor will be a “governmental plan” within the meaning of Section 3(32) of ERISA; (iv) transactions by or with Parent or any Loan Party are not and will not be subject to state statutes applicable to Parent and any Loan Party regulating investments of fiduciaries with respect to governmental plans; and (v) neither Parent nor any Loan Party shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of its rights under this Agreement, any Note, or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Parent further agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section 6.12 as Administrative Agent may from time to time reasonably request.

6.13 Subsidiaries; Equity Interests. Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13 (as amended from time to time to reflect new Subsidiaries or Subsidiaries that no longer exist, in each case as permitted pursuant to the terms of this Agreement), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6.13 (as amended from time to time to reflect new Subsidiaries or Subsidiaries that no longer exist, in each case as permitted pursuant to the terms of this Agreement) free and clear of all Liens. Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13 (as amended from time to time to reflect new Subsidiaries or Subsidiaries that no longer exist, in each case as permitted pursuant to the terms of this Agreement). All of the outstanding Equity Interests in Borrower have been validly issued, and are fully paid and nonassessable.

6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) Borrower is not currently engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Parent, any Person Controlling Parent, or any Subsidiary of Parent (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. Each of Parent and Borrower has disclosed to Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate, or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Parent and Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws. Parent and each of the Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Drainage/Condemnation/Zoning. The Improvements have not been materially damaged and not repaired and are not the subject of any pending or threatened condemnation or adverse zoning proceeding.

6.18 Property Condition. Except as otherwise disclosed to Administrative Agent in writing: (a) the Plans are complete in all material respects, contain all necessary detail, are satisfactory to the applicable Loan Party, have been approved by all applicable Governmental Authorities and comply with all applicable Laws, restrictive covenants, rules and regulations; (b) no Borrowing Base Property is part of a larger tract of property owned by a Loan Party, is otherwise included under any unity of title or similar covenant with other property not owned by a Loan Party, nor fails to constitute a separate tax lot or lots with a separate tax assessment or assessments for such Borrowing Base Property and Improvements, independent of those for any other property or improvements; (c) each Borrowing Base Property complies with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property; (d) the Improvements comply with all Laws regarding access and facilities for handicapped or disabled persons; (e) no Loan Party has directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to any Borrowing Base Property, including those arising under any zoning or property use ordinance or other Law; (f) all utility services necessary for the use of the Borrowing Base Properties and the Improvements and the operation thereof for their intended purpose are satisfactory; (g) except as otherwise provided for or permitted in the Loan Documents, no Loan Party has made a contract or arrangement of any kind the performance of which by the other party thereto would give rise to a Lien on any Borrowing Base Property; (h) the current and anticipated use of each Borrowing Base Property complies with all applicable zoning ordinances, regulations, and restrictive covenants affecting such Borrowing Base Property without the existence of any variance, non-complying use, nonconforming use, or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Law or regulation exists with respect thereto which could reasonably be expected to cause a Material Property Event.

6.19 Representations Concerning Leases. Each Loan Party has delivered to Administrative Agent a true and correct copy of all tenant Leases and each guarantee thereof (if any), affecting any part of the Improvements, and no such Lease or guarantee contains any option to purchase all or any portion of any Borrowing Base Property or any interest therein or contains any right of first refusal relating to any sale of any Borrowing Base Property or any portion thereof or interest therein.

6.20 Contracts and Plans. The copy of any construction, architectural design, management, brokerage, or contract relating to any Borrowing Base Property furnished or to be furnished to Administrative Agent is and shall be a true and complete copy thereof, that the copies of the Plans delivered to Administrative Agent are and shall be true and complete copies of the Plans, that there have been no modifications thereof which are not fully set forth in the copies delivered, and that no Loan Party’s interest therein is subject to any claim, setoff, or encumbrance.

6.21 Reciprocal Agreements.

(a) No Loan Party is currently in default in any respect (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of any REA, and each REA remains unmodified and in full force and effect except where such failure could not reasonably be expected to cause a Material Property Event.

(b) All sums due and owing by any Loan Party to the other parties to each REA (or by the other parties to each REA to any Loan Party) pursuant to the terms of such REA, have been paid, are current, and no lien has attached on any Borrowing Base Property (or threat thereof been made) for failure to pay any of the foregoing except where such failure could not reasonably be expected to cause a Material Property Event.

6.22 Management Agreements. Each Management Agreement is in full force and effect and there is no default or terminating event thereunder by a Loan Party or, to Parent’s or Borrower’s knowledge, any party thereto and, to Parent’s or Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default or terminating event thereunder except for such defaults or terminating events specifically disclosed to Administrative Agent in writing or which could not reasonably be expected to cause a Material Property Event. No management fees under any Management Agreement are accrued and unpaid except as provided or permitted under the express terms of a Management Agreement.

6.23 Franchise Agreements. Each Franchise Agreement is in full force and effect and there is no default or terminating event thereunder by any party thereto and, to Parent’s or Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default or terminating event thereunder except for such defaults or terminating events specifically disclosed to Administrative Agent in writing as of the Closing Date or which could not reasonably be expected to cause a Material Property Event. As of the date hereof, no unpaid fees are due and payable under any Franchise Agreement, including, without limitation, all franchise fees, reservation fees, and royalties.

6.24 Solvency. Each Loan Party is, and after giving effect to the Loans, will be, Solvent.

6.25 Operating Leases.

(a) Each Operating Lease is in full force and effect and has not been modified or amended in any manner whatsoever (with the exception of written instruments which have been recorded).

(b) There are no material defaults or terminating events under any Operating Lease by any Loan Party, or, to such Loan Party’s knowledge, the Operating Lessee thereunder, that have not been waived or cured and, to such Loan Party’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a material default or terminating event under any Operating Lease that has not been waived or cured except for such material defaults or terminating events specifically disclosed to Administrative Agent in writing as of the Closing Date or which could not reasonably be expected to cause a Material Property Event.

(c) Except as disclosed to Administrative Agent in writing, all Rents, additional Rents, and other sums due and payable under each Operating Lease have been paid in full.

(d) No Loan Party nor the Operating Lessee under any Operating Lease has commenced any action or given or received any notice for the purpose of terminating such Operating Lease, the termination of which could not reasonably be expected to cause a Material Property Event.

6.26 Ground Lease Representations.

(a) Each Ground Lease is in full force and effect.

(b) There are no defaults or terminating events under any Ground Lease by any Loan Party, or, to each Loan Party’s knowledge, any ground lessor thereunder, and, to each Loan Party’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under any Ground Lease except for such defaults or terminating events specifically disclosed to Administrative Agent in writing as of the Closing Date or which could not reasonably be expected to cause a Material Property Event.

(c) All rents, additional rents, and other sums due and payable under each Ground Lease have been paid in full.

(d) No Loan Party nor the ground lessor under any Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease which could not reasonably be expected to cause a Material Property Event.

(e) Each Ground Lease or a memorandum thereof has been duly recorded. Each Ground Lease permits the interest of the applicable Loan Party to be encumbered by a mortgage.

(f) Each Loan Party’s interest in each Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the ground lessor’s related fee interest and Liens for taxes not yet due and payable and as otherwise set forth in the Title Insurance.

(g) Each Loan Party’s interest in each Ground Lease is assignable to Administrative Agent upon notice to, but without the consent of, the ground lessor thereunder (or, if any such consent is required, it has been obtained prior to the date hereof) except to the extent non-assignability could not reasonably be expected to cause a Material Property Event.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Parent and Borrower each covenant and agree to perform, observe, and comply with the following covenants applicable to such Person and, to the extent such covenants apply to any Person not party to this Agreement, then Parent and Borrower each covenant and agree, to the extent not otherwise provided herein, to cause such Person to perform, observe, and comply with the following covenants applicable to such Person:

7.01 Financial Statements. Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, along with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within (i) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, and (ii) (A) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, and (B) within ninety (90) days after the end of the last fiscal quarter of each fiscal year of Borrower, a consolidated balance sheet of (x) Parent and its Subsidiaries as at the end of each such first three (3) fiscal quarters, and (y) Borrower and its Subsidiaries as at the end of such fiscal quarter, in each case along with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters and for the portion of Parent’s or Borrower’s, as applicable, fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent or Borrower, as applicable, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent or Borrower, as applicable, and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) within forty-five (45) days after the date of this Agreement, a pro forma consolidated balance sheet of Parent and its Subsidiaries, along with the related pro forma consolidated statements of income or operations for such fiscal quarter ending June 30, 2004.

7.02 Certificates; Other Information. Parent and Borrower shall, and shall cause each of their Subsidiaries to, deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, and (ii) a Borrowing Base Report;

(c) promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters, or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent or Borrower by independent accountants in connection with the accounts or books of Parent, Borrower, or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy, or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic, and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e) promptly, such additional information regarding the business, financial, or corporate affairs of Parent, Borrower, or any Subsidiary, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or Borrower posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Parent and Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Parent and Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(c) to Administrative Agent and each of the Lenders. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices. Parent and Borrower shall, and shall cause each of their Subsidiaries to, promptly notify Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by Parent or any Subsidiary;

(e) any litigation, arbitration, or governmental investigation or proceeding instituted or threatened against any Borrowing Base Property, and any material development therein;

(f) any actual or threatened condemnation of any material portion of any Borrowing Base Property, any negotiations with respect to any such taking, or any substantial loss of or substantial damage to the Borrowing Base Property;

(g) any material labor controversy pending or threatened against Parent, any of its Subsidiaries, or any material contractor, and any material development in any labor controversy;

(h) any notice received by any Loan Party with respect to the cancellation, material alteration, or non-renewal of any required insurance coverage maintained with respect to any Borrowing Base Property;

(i) any required and material permit, license, certificate, or approval with respect to the Borrowing Base Property lapses or ceases to be in full force and effect which is not replaced with a similar permit, license, certificate, or approval within thirty days of such lapse or failure to be in full force and effect; and

(j) any claim from any person that any Borrowing Base Property, or any use, activity, operation, or maintenance thereof or thereon, is not in material compliance with any Law.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Borrower or Parent, as applicable, setting forth details of the occurrence referred to therein and stating what action Borrower or Parent, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Parent and Borrower shall, and shall cause each of their Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (a) all tax liabilities, assessments, and governmental charges, or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc. Parent and Borrower shall, and shall cause each of their Subsidiaries to: (a) preserve, renew, and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names, and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties. Parent and Borrower shall, and shall cause each of their Subsidiaries to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07 Compliance with Laws. Parent and Borrower shall, and shall cause each of their Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.08 Books and Records. Parent and Borrower shall, and shall cause each of their Subsidiaries to: (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent or such Subsidiary, as the case may be including in which full, true and correct entries shall be promptly made with respect to the Borrowing Base Properties and the operation thereof; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Parent or such Subsidiary, as the case may be.

7.09 Inspection Rights. Parent and Borrower shall, and shall cause each of their Subsidiaries to, permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect and photograph the Borrowing Base Properties, to examine their corporate, financial, and operating records, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances, and accounts with its directors, officers, and independent public accountants, not more than one (1) time in any period of twelve (12)

consecutive months, at reasonable times during normal business hours, and upon reasonable advance notice to Borrower and, with respect to Administrative Agent, all at the expense of Borrower; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing as often as may reasonably be desired, at the expense of Borrower at any time during normal business hours and without advance notice. Any inspection or audit of any Borrowing Base Property or the books and records, including recorded data of any kind or nature, regardless of the medium of recording including, without limitation, software, writings, plans, specifications and schematics of a Loan Party, or the procuring of documents and financial and other information, by Administrative Agent on behalf of itself or on behalf of Lenders shall be for Administrative Agent’s and Lenders’ protection only, and shall not constitute any assumption of responsibility to any Loan Party or anyone else with regard to the condition, construction, maintenance, or operation of any Borrowing Base Property nor Administrative Agent’s approval of any certification given to Administrative Agent nor relieve any Loan Party of any of its obligations.

7.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions for (a) working capital, capital expenditures, and general corporate purposes not in contravention of any Law or of any Loan Document, and (b) to finance acquisitions of Properties permitted hereunder.

7.11 Other Property Information. Parent and Borrower shall, and shall cause each of their Subsidiaries to, furnish to Administrative Agent from time to time upon Administrative Agent’s reasonable request (a) copies of all contracts, bills of sale, statements, receipts, or other documents under which a Loan Party claims title to any materials, fixtures, or articles of personal property incorporated or to be incorporated into the Improvements or subject to the Liens of the Mortgages, (b) annual budgets and revisions thereof showing the estimated costs and expenses to be incurred in connection with the Borrowing Base Properties, and (c) such other information relating to the Improvements or the Borrowing Base Properties.

7.12 Reports and Testing. Parent and Borrower shall, and shall cause each of their Subsidiaries to promptly (a) deliver to Administrative Agent copies of all reports, studies, inspections and tests made on the Borrowing Base Properties, the Improvements, or any materials to be incorporated into the Improvements, and (b) make such additional tests on the Borrowing Base Properties, the Improvements, or any materials to be incorporated into the Improvements as Administrative Agent reasonably requires.

7.13 Environmental Matters. Each Loan Party shall:

(a) Violations. Not cause, commit, permit, or allow to continue (i) any violation of any Environmental Requirement which could reasonably be expected to cause a Material Property Event: (A) by any Loan Party or by any Person; and (B) by or with respect to the Borrowing Base Properties or any use of or condition or activity on the Borrowing Base Properties, or (ii) the attachment of any environmental liens to the Borrowing Base Properties. No Loan Party will place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material or storage tank (or similar vessel) on the Borrowing Base Properties and will keep the Borrowing Base Properties free of Hazardous Material to the extent such action could reasonably be expected to cause a Material Property Event.

(b) Notice to Administrative Agent. Promptly deliver to Administrative Agent a copy of each report pertaining to any Borrowing Base Property or to any Loan Party prepared by or on behalf of such Loan Party pursuant to any Environmental Requirement. Each Loan Party shall immediately advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on any Borrowing Base Property, as soon as such Loan Party first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

(c) Site Assessments and Information. If Administrative Agent shall ever have reason to believe that any Hazardous Material affects any Borrowing Base Property, or if any Environmental Claim is made or threatened, if requested by Administrative Agent, at Borrower’s expense, provide to Administrative Agent from time to time, in each case within thirty (30) days after Administrative Agent’s request, an Environmental Assessment (hereinafter defined) made after the date of Administrative Agent’s request. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of such Borrowing Base Property and of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may reasonably request, by a consulting firm acceptable to Administrative Agent and made in accordance with Administrative Agent’s established guidelines. Each Loan Party will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to such Loan Party to facilitate the completion of the Environmental Assessment. If any Loan Party fails to furnish Administrative Agent within ten (10) days after Administrative Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if any Loan Party fails to furnish to Administrative Agent such Environmental Assessment within thirty (30) days after Administrative Agent’s request, Administrative Agent may cause any such Environmental Assessment to be made at Borrower’s expense and risk. Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Administrative Agent may disclose to interested parties any information Administrative Agent ever has about the environmental condition or compliance of the Borrowing Base Properties, but shall be under no duty to disclose any such information except as may be required by Law. Administrative Agent shall be under no duty to make any Environmental Assessment of the Borrowing Base Properties, and in no event shall any such Environmental Assessment by Administrative Agent be or give rise to a representation that any Hazardous Material is or is not present on the Borrowing Base Properties, or that there has been or shall be compliance with any Environmental Requirement, nor shall Borrower or any other person be entitled to rely on any Environmental Assessment made by Administrative Agent or at Administrative Agent’s request. None of Administrative Agent nor any Lender owes any duty of care to protect any Loan Party or any other Person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Borrowing Base Properties.

(d) Remedial Actions. If any Hazardous Material is discovered on any Borrowing Base Property at any time and regardless of the cause, (i) promptly at Borrower’s sole risk and expense remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements and solely under the applicable Loan Party’s name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of such Borrowing Base Property as contemplated by the Loan Documents, and provide Administrative Agent with satisfactory evidence thereof, and (ii) if requested by Administrative Agent, provide to Administrative Agent within thirty (30) days of Administrative Agent’s request a bond, letter of credit, or other financial assurance evidencing to Administrative Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by subsection (i) preceding and to discharge any assessments or liens established against such Borrowing Base Property as a result of the presence of the Hazardous Material on the Borrowing Base Property. Within fifteen (15) days after completion of such remedial actions, each Loan Party shall obtain and deliver to Administrative Agent an Environmental Assessment of such Borrowing Base Property made after such completion and confirming to

Administrative Agent’s satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the Borrowing Base Property or any adjacent property, or of violation of any Environmental Requirement, with respect to any such Hazardous Material. Administrative Agent on behalf of Lenders may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Borrowing Base Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if the Loan Parties fail to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Administrative Agent (without limitation of the rights of Administrative Agent on behalf of Lenders to declare an Event of Default and to exercise all rights and remedies available by reason thereof); and Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

7.14 Contracts. Parent and Borrower shall, and shall cause each of their Subsidiaries to, perform all of its obligations under any construction, architectural design, management, brokerage or contract relating to the Borrowing Base Properties, and continue to be liable for all with respect thereto.

7.15 Insurance. Parent and Borrower shall, or shall cause each of their Subsidiaries or Managers to, obtain and maintain at Borrower’s sole expense: (a) property insurance with respect to all insurable property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in special form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Administrative Agent may require, in an amount not less than one hundred percent (100%) of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Parent or any Subsidiary and Administrative Agent and Lenders from becoming coinsurers; (b) if and to the extent any portion of the Improvements is, under the Flood Disaster Protection Act of 1973 (“FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the FDPA, as such requirements may from time to time be in effect; (c) general liability insurance, on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death, or property damage liability, for the benefit of Parent or any subsidiary, as applicable, as named insured and Administrative Agent for the benefit of Lenders as additional insured; (d) statutory workers’ compensation insurance with respect to any work on or about any of the Borrowing Base Properties (including employer’s liability insurance, if required by Administrative Agent), covering all employees of Borrower and any contractor; and (e) such other insurance on the Borrowing Base Properties and endorsements as may from time to time be required by Administrative Agent (including but not limited to soft cost coverage, automobile liability insurance, business interruption insurance, or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and Improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to Administrative Agent. All insurance companies must be licensed to do business in the state in which the Borrowing Base Property is located and must have an A. M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, with respect to the Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried, Administrative Agent or any Lender and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of hazard, liability, or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, Parent and Borrower shall, and shall cause their Subsidiaries to, in each instance promptly upon its discovery thereof or upon the request of Administrative Agent therefor, and at Borrower’s expense, promptly obtain and deliver to Administrative Agent a like policy (or, if and to the extent permitted by Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be. Certificates of insurance or other evidence of each initial insurance policy shall be delivered to Administrative Agent at the time of execution of this Agreement, with all premiums fully paid current, and each renewal or substitute policy (or evidence of insurance) shall be delivered to Administrative Agent, with all premiums fully paid current, at least ten (10) days before the termination of the policy it renews or replaces. Parent and Borrower shall, and shall cause their Subsidiaries to pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Administrative Agent evidence satisfactory to Administrative Agent of the timely payment thereof. If any loss occurs at any time when Parent or Borrower has failed to perform its covenants and agreements in this paragraph with respect to any insurance payable because of loss sustained to any part of any Borrowing Base Property, whether or not such insurance is required by Administrative Agent and the Lenders shall nevertheless be entitled to the benefit of all insurance covering the loss, to the same extent as if it had been made payable to Administrative Agent for the benefit of Lenders.

7.16 Condemnation. Parent and Borrower shall, and shall cause each of their Subsidiaries to, notify Administrative Agent immediately of any threatened or pending proceeding for condemnation affecting any Borrowing Base Property or arising out of damage to any Borrowing Base Property, and the applicable Loan Party shall, at its expense, diligently prosecute any such proceedings. Administrative Agent for the benefit of Lenders shall have the right (but not the obligation) to participate in any such proceeding and to be represented by counsel of its own choice. Administrative Agent for the benefit of Lenders shall be entitled to receive all sums which may be awarded or become payable to a Loan Party for the condemnation of a Borrowing Base Property, or any part thereof, for public or quasi-public use, or by virtue of private sale in lieu thereof, and any sums which may be awarded or become payable to a Loan Party for injury or damage to any Borrowing Base Property; provided that Administrative Agent for the benefit of the Lenders shall only be entitled to receive sums equal to the Total Outstandings at the time such sums are received by a Loan Party. Each Loan Party shall, promptly upon request of Administrative Agent, execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable Administrative Agent to collect and receipt for any such sums. All such sums are hereby assigned to Administrative Agent for the benefit of Lenders, and shall, after deduction therefrom of all reasonable expenses actually incurred by Administrative Agent, including attorneys’ fees, at Administrative Agent’s option be (a) released to a Loan Party, or (b) applied (upon compliance with such terms and conditions as may be required by Administrative Agent) to repair or restoration of the Borrowing Base Property so affected, or (c) applied to the payment of the Obligations in such order and manner as Administrative Agent, in its sole discretion, may elect, whether or not due. Any amounts not applied in accordance with clause (a), (b), or (c) of the foregoing sentence shall be remitted to the applicable Loan Party. In any event the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to a Loan Party. Administrative Agent on behalf of Lenders is hereby authorized, in the name of a Loan Party, to execute and deliver valid acquittances for, and to appeal from, any such award, judgment or decree. All costs and expenses (including but not limited to attorneys’ fees) incurred by Administrative

Agent in connection with any condemnation shall be a demand obligation owing by Borrower (which Borrower hereby promises to pay) to Administrative Agent pursuant to this Agreement.

7.17 Title and Permitted Encumbrances. Each Loan Party shall maintain, lawful, good, and marketable title to the Borrowing Base Properties, and every part thereof, and the right to convey the same, free and clear of all liens, charges, claims, security interests, and encumbrances except for Liens permitted by Section 8.01. Each Loan Party, and its successors and assigns, will warrant generally and forever defend title to the Borrowing Base Properties, subject as aforesaid, to Administrative Agent for the benefit of Lenders and their successors or substitutes and assigns, against the claims and demands of all persons claiming or to claim the same or any part thereof. Each Loan Party will punctually pay, perform, observe, and keep all covenants, obligations, and conditions in or pursuant to any Liens permitted by Section 8.01 and will not modify or permit modification of any Liens permitted by Section 8.01 without the prior written consent of Administrative Agent or any Lender.

7.18 Taxes and Other Impositions. Each Loan Party shall pay, or cause to be paid, all taxes, assessments and other charges or levies imposed upon or against or with respect to the Borrowing Base Properties or the ownership, use, occupancy, or enjoyment of any portion thereof, or any utility service thereto, as the same become due and payable, including but not limited to all real estate taxes assessed against the Borrowing Base Properties or any part thereof, and shall deliver promptly to Administrative Agent such evidence of the payment thereof as Administrative Agent may require.

7.19 Compliance with Laws. Each Loan Party shall cause the Borrowing Base Properties and the use, operation, and maintenance thereof and all activities thereon at all times to comply with all applicable Laws. No Borrowing Base Property shall be dependent on any other property or premises or any interest therein other than such Borrowing Base Property to fulfill any requirement of any Law. No improvement upon or use of any part of any Borrowing Base Property shall become a nonconforming use under any zoning Law or similar Law or ordinance. Each Loan Party shall preserve in force all requisite zoning, utility, building, health, environmental, and operating permits from the Governmental Authorities having jurisdiction over the Borrowing Base Properties.

If any Loan Party receives a notice or claim from any person that any Borrowing Base Property, or any use, activity, operation, or maintenance thereof or thereon, is not in compliance with any Law, then such Loan Party will promptly furnish a copy of such notice or claim to Administrative Agent.

7.20 Maintenance, Repair, and Restoration. Each Loan Party shall keep the Borrowing Base Properties in first class order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be misused, abused or wasted or to deteriorate. Notwithstanding the foregoing, no Loan Party will, without the prior written consent of Administrative Agent, (a) remove from the Borrowing Base Properties any fixtures or personal property except such as is replaced by a Loan Party by an article of equal suitability and value, owned by such Loan Party, free and clear of any Lien or security interest, or (b) make any structural alteration to the Borrowing Base Properties or any other alteration thereto which impairs the value thereof. If any act or occurrence of any kind or nature (including any condemnation or any casualty for which insurance was not obtained or obtainable) shall result in damage to or loss or destruction of any Borrowing Base Property, then the applicable Loan Party shall give prompt notice thereof to Administrative Agent and such Loan Party shall promptly, at its sole cost and expense and regardless of whether insurance or condemnation proceeds (if any) shall be available or sufficient for the purpose, secure such Borrowing Base Property as necessary and commence and continue diligently to completion to restore, repair, replace and rebuild Borrowing Base Property as nearly as possible to its value, condition and character immediately prior to the damage, loss, or destruction.

7.21 Operation of Property. Each Loan Party shall operate or cause the operation of the Borrowing Base Properties in a good and workmanlike manner and in accordance with all Laws and will pay all fees or charges of any kind in connection therewith. Each Loan Party will keep the Borrowing Base Properties occupied so as not to impair the insurance carried thereon, and will not use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on, the Borrowing Base Properties in any manner which violates any Law or which constitutes a public or private nuisance or which makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. No Loan Party will initiate or permit any zoning reclassification of the Borrowing Base Properties or seek any variance under existing zoning ordinances applicable to the Borrowing Base Properties or use or permit the use of the Borrowing Base Properties in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Law. No Loan Party will impose any easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property, or consent to the annexation of any Borrowing Base Property to any municipality, without the prior written consent of Administrative Agent. No Loan Party will do or suffer to be done any act whereby the value of any part of any Borrowing Base may be lessened. Each Loan Party will preserve, protect, renew, extend, and retain all material rights and privileges granted for or applicable to the Borrowing Base Properties. Without the prior written consent of Administrative Agent, there shall be no drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of the Borrowing Base Properties regardless of the depth thereof or the method of mining or extraction thereof. Each Loan Party will cause all debts and liabilities of any character (including without limitation all debts and liabilities for labor, material, and equipment (including software embedded therein) and all debts and charges for utilities servicing each Borrowing Base Property) incurred in the construction, maintenance, operation and development of the Borrowing Base Properties to be promptly paid.

7.22 Delivery of Leasing Information and Documents. Each Loan Party shall promptly (a) deliver to Administrative Agent such monthly rent rolls with respect to Leases, reports, operating statements, and financial statements for tenants other than residential tenants or other leasing information as Administrative Agent from time to time may request, and (b) obtain and deliver to Administrative Agent such estoppel certificates and subordination and attornment agreements executed by such tenants (and guarantors, if any) in such forms as Administrative Agent from time to time may require.

7.23 Income from the Borrowing Base Properties. Each Loan Party shall first apply all income from Leases, and all other income derived from the Borrowing Base Properties, to pay costs and expenses associated with the ownership, maintenance, development, operating, and marketing of the Borrowing Base Properties and Improvements, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose.

7.24 Compliance and Default. Each Loan Party shall cause all tenants having the right to do so to approve all Plans and all changes thereto, the Improvements, and all other aspects of the Borrowing Base Properties requiring tenants’ approval, and promptly notify Administrative Agent in writing of any failure by any party to perform any material obligation under any Lease, any event or condition which would permit a tenant to terminate or cancel a Lease, or any notice given by a tenant with respect to the foregoing, specifying in each case the action a Loan Party has taken or will take with respect thereto.

7.25 Concerning Leases, Operating Leases, and Rents. Each Loan Party shall: (a) maintain good title to, and ownership of the entire landlord’s interest in, the Leases, Operating Leases, and Rents; (b) maintain all Leases and Operating Leases as valid and enforceable, and in full force and effect, unmodified except as stated therein; (c) not default under any Lease or Operating Lease; (d) not assign mortgage, pledge or otherwise encumber and allow no other person to acquire any right, title, or interest in any Rents, Operating Leases, or Leases; (e) waive, release, discount, set off, or compromise any Rents; (f) except as stated in the Leases or Operating Lease, accrue any funds or deposits from any tenant other than Rents; (g) perform all of its obligations under the Leases or Operating Lease and enforce the tenants’ obligations under the Leases and Operating Leases to the extent enforcement is prudent under the circumstances; (h) not without the prior written consent of Administrative Agent, enter into any Lease or Operating Lease after the date hereof, or waive, release, discount, set off, compromise, reduce, or defer any Rent, receive or collect Rents more than one (1) month in advance, grant any rent-free period to any tenant, reduce any Lease or Operating Lease term or waive, release or otherwise modify any other material obligation under any Lease or Operating Lease, renew or extend any Lease or Operating Lease except in accordance with a right of the tenant thereto in such Lease or Operating Lease, approve or consent to an assignment of a Lease or Operating Lease or a subletting of any part of the premises covered by a Lease or Operating Lease, or settle or compromise any claim against a tenant under a Lease or Operating Lease in bankruptcy or otherwise; (i) not, without the prior written consent of Administrative Agent, terminate or consent to the cancellation or surrender of any Lease or Operating Lease having an unexpired term of one (1) year or more; (j) not execute any Lease or Operating Lease except in accordance with the Loan Documents and for actual occupancy by the tenant thereunder; (k) give prompt notice to Administrative Agent, as soon as any Loan Party first obtains notice, of any claim, or the commencement of any action, by any tenant or subtenant under or with respect to a Lease or Operating Lease regarding any claimed damage, default, diminution of or offset against Rent, cancellation of the Lease or Operating Lease, and the applicable Loan Party shall defend, at its expense, any proceeding pertaining to any Lease or Operating Lease, including, if Administrative Agent so requests, any such proceeding to which Administrative Agent or any Lender is a party; (l) as often as requested by Administrative Agent, within ten (10) days of each request, deliver to Administrative Agent a complete rent roll of each Borrowing Base Property in such detail as Administrative Agent may require and financial statements of the tenants, subtenants, and guarantors under the Leases or Operating Leases to the extent available to any Loan Party; (m) promptly upon request by Administrative Agent, deliver to Administrative Agent executed originals of all Leases and copies of all records relating thereto; and (n) allow no merger of the leasehold estates created by the Leases or Operating Leases, with the fee estate of any Borrowing Base Property without the prior written consent of Administrative Agent.

7.26 Property Management. Each Loan Party shall (a) (i) promptly perform and observe, and require (or in the case of an Affiliate cause) the applicable Operating Lessee to promptly perform and observe, all of the covenants required to be performed and observed under each Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder except where failure could not reasonably be expected to cause a Material Property Event; (ii) promptly notify Administrative Agent of any material default or termination event under any Management Agreement of which it is aware; (iii) promptly deliver to Administrative Agent a copy of any notice of default or termination event or other material notice received by an Operating Lessee under any Management Agreement; (iv) require (or in the case of an Affiliate cause) the applicable Operating Lessee to promptly give notice to Administrative Agent of any notice or information that such Operating Lessee receives which indicates that any Manager is terminating the related Management Agreement or that any Manager is otherwise discontinuing its management of the applicable Borrowing Base Property other than the scheduled end of the Management Agreement term; (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by each Operating Lessee under each Management Agreement; and (vi) require (or in the case of an Affiliate cause) each Operating Lessee to operate each Borrowing Base Property under the terms and conditions of the applicable Management Agreement.

(b) If at any time, (i) any Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred and is continuing, or (iii) a default or termination event reasonably expected to cause a Material Property Event has occurred and is continuing under any

Management Agreement, and in each case if grounds for such termination exist under the affected Management Agreement, and subject to any limitations under and as otherwise provided in any Assignment of Management Agreement, each Loan Party shall, at the request of Administrative Agent, terminate, or require (or in the case of an Affiliate cause) the applicable Operating Lessee to terminate (A) in the case of (i) above, to the extent possible as a matter of Law each applicable Management Agreement, or (B) in all other cases, each Management Agreement requested by Administrative Agent in its sole discretion, upon thirty (30) days prior notice to each applicable Manager and replace each such Manager with a Qualified Manager approved by Administrative Agent on terms and conditions satisfactory to Administrative Agent, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates for comparable properties.

(c) In addition to the foregoing, in the event that Administrative Agent, in Administrative Agent’s reasonable discretion, at any time prior to the termination of the Assignment of Management Agreement with respect to any Borrowing Base Property, determines that any Borrowing Base Property is not being managed in accordance with generally accepted management practices for projects similarly situated, Administrative Agent may deliver written notice thereof to the applicable Loan Party and each applicable Manager, which notice shall specify with particularity the grounds for Administrative Agent’s determination. If Administrative Agent reasonably determines that the conditions specified in Administrative Agent’s notice are not remedied to Administrative Agent’s reasonable satisfaction by the applicable Loan Party or such applicable Manager within thirty (30) days from the date of such notice or that the applicable Loan Party or such applicable Manager have failed to diligently undertake correcting such conditions within such thirty (30) day period, except where failure could not reasonably be expected to cause a Material Property Event, Administrative Agent may direct such Loan Party to terminate the applicable Management Agreement if grounds for such termination exist thereunder, and in accordance with and subject to any rights and/or limitations set forth in the applicable Assignment of Management Agreement, to replace such applicable Manager with a Qualified Manager approved by Administrative Agent on terms and conditions satisfactory to Administrative Agent, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates for comparable properties.

(d) No Loan Party shall, nor shall it permit any Operating Lessee to, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, or cancel any Management Agreement or otherwise replace any Manager or enter into any other management agreement with respect to any Borrowing Base Property except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; (ii) reduce or consent to the reduction of the term of any Management Agreement except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; (iii) increase or consent to the increase of the amount of any management fees under any Management Agreement except to the extent the foregoing could not reasonably be expected to cause a Material Property Event; or (iv) otherwise modify, change, supplement, alter, amend, waive, or release any of its rights and remedies under, any Management Agreement in any material respect except to the extent the foregoing could not reasonably be expected to cause a Material Property Event. In the event that any Loan Party or any Operating Lessees replaces any Manager, such Manager shall be a Qualified Manager which delivers such estoppel letters, comfort letters, consents, or other conforming agreements as Administrative Agent may reasonably request.

7.27 Franchise Agreements.

(a) Each Borrowing Base Property shall be operated under the terms and conditions of the applicable Franchise Agreement, if any, and each Loan Party shall, and shall cause each Affiliate Operating Lessee to, (i) pay all sums required to be paid by Operating Lessees under each Franchise

Agreement, (ii) diligently perform, observe, and enforce all of the terms, covenants, and conditions of each Franchise Agreement on the part of an Operating Lessee to be performed, observed, and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of each Operating Lessee under each Franchise Agreement except to the extent the foregoing could not reasonably be expected to cause a Material Property Event, (iii) promptly notify Administrative Agent of the giving of any notice to an Operating Lessee of any default by such Operating Lessee in the performance or observance of any of the terms, covenants, or conditions of any Franchise Agreement on the part of any Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice, and (iv) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditure plan, notice, report, and estimate received by it under any Franchise Agreement.

(b) No Loan Party shall, nor shall it permit any Operating Lessee to, without the prior consent of Administrative Agent, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any respect, either orally or in writing.

(c) If an Operating Lessee shall default in the performance or observance of any material term, covenant, or condition of any Franchise Agreement to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Loan Parties from any of their obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants, and conditions of such Franchise Agreement on the part of such Operating Lessee to be performed or observed to be promptly performed or observed on behalf of such Operating Lessee, to the end that the rights of such Operating Lessee in, to, and under such Franchise Agreement shall be kept unimpaired and free from default. Administrative Agent and any person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the applicable Borrowing Base Property at any time and from time to time for the purpose of taking any such action. If any Franchisor shall deliver to Administrative Agent a copy of any notice sent to an Operating Lessee of default under any applicable Franchise Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon.

(d) Any sums expended by Administrative Agent pursuant to this Section 7.18 shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Obligations, shall be secured by the Lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.

(e) Each Loan Party shall, promptly upon request of Administrative Agent (but not more often than one (1) time in any period of twelve (12) consecutive months absent an Event of Default), use diligent good faith efforts to obtain and deliver an estoppel certificate from each Franchisor stating that (i) each applicable Franchise Agreement is in full force and effect and has not been modified, amended, or assigned, (ii) neither such Franchisor nor any Operating Lessee is in default under any of the terms, covenants, or provisions of each applicable Franchise Agreement and such Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under each applicable Franchise Agreement, (iii) neither such Franchisor nor any Operating Lessee has commenced any action or given or received any notice for the purpose of terminating any applicable Franchise Agreement, and (iv) all sums due and payable to such Franchisor under each applicable Franchise Agreement have been paid in full.

(f) In the event that any Management Agreement also serves as a franchise agreement or contains provisions typically contained in franchise agreements, then the provisions of this Section 7.18 shall apply to such Management Agreement.

(g) In the event that any Borrowing Base Property is at any time operated under a Franchise Agreement that is not effective as of the Closing Date (including a springing Franchise Agreement which is in place but not effective as of the Closing Date), then the Franchisor party to such Franchise Agreement shall deliver such estoppel letters, comfort letters, consents, or other conforming agreements as Administrative Agent may reasonably request.

7.28 Operating Leases. No Loan Party shall, without the prior written consent of Administrative Agent, enter into, renew, extend, amend, or modify the term of any Operating Lease, except for new Properties added as Borrowing Base Properties in accordance with Section 4.02.

7.29 REIT Status. Parent (including its organization and methods of operations and those of its Subsidiaries) shall at all times qualify as a REIT.

7.30 Ground Leases. (a) Each Loan Party shall (i) pay all Rents, additional Rents, and other sums required to be paid by such Loan Party, as tenant under and pursuant to the provisions of the Ground Leases, (ii) diligently perform and observe all of the terms, covenants, and conditions of the Ground Leases on the part of Borrower, as tenant thereunder, (iii) promptly notify Administrative Agent of the giving of any notice by the landlord under any Ground Lease to any Loan Party of any default by a Loan Party, as tenant thereunder, and deliver to Administrative Agent a true copy of each such notice within five (5) Business Days of receipt, and (iv) promptly notify Administrative Agent of any bankruptcy, reorganization, or insolvency of the landlord under any Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) Business Days of any Loan Party’s receipt. No Loan Party shall, without the prior consent of Administrative Agent, surrender the leasehold estate created by any Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter, or amend any Ground Lease, either orally or in writing, and if any Loan Party shall default in the performance or observance of any term, covenant, or condition of any Ground Lease on the part of such Loan Party, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants, and conditions of such Ground Lease on the part of any Loan Party to be performed or observed on behalf of such Borrower, to the end that the rights of such Borrower in, to, and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under any Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Each Loan Party shall exercise each individual option, if any, to extend or renew the term of any Ground Lease upon demand by Administrative Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and each Loan Party hereby expressly authorizes and appoint Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Loan Party, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(b) Notwithstanding anything contained in any Ground Lease to the contrary, no Loan Party shall further sublet any portion of the Borrowing Base Property that is subject to a Ground Lease (other than as permitted pursuant to the applicable terms and conditions hereof) without prior written consent of Administrative Agent.

(c) No Ground Lease may be canceled, terminated, surrendered, or amended without the prior, written consent of Administrative Agent.

7.31 Subsidiary Guaranties. Parent and Borrower shall cause each Subsidiary that is required to execute the Subsidiary Guaranty to execute the Subsidiary Guaranty pursuant to Section 4.06 and provide to Administrative Agent such other documentation required by Administrative Agent, all in form and substance acceptable to Administrative Agent, within thirty (30) days after the date on which such entity becomes a Subsidiary required to execute the Subsidiary Guaranty.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Parent and Borrower each covenant and agree to perform, observe, and comply with the following covenants applicable to such Person and, to the extent such covenants apply to any Person not party to this Agreement, then Parent and Borrower each covenant and agree, to the extent not otherwise provided herein, to cause such Person to perform, observe, and comply with the following covenants applicable to such Person:

8.01 Liens. Neither Parent nor any Subsidiary shall create, incur, assume, or suffer to exist any Lien upon any Borrowing Base Property or any Equity Interests of Borrower or any Subsidiary Guarantor that owns a Borrowing Base Property other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

(g) Liens set forth in the policies of Title Insurance issued with respect to the Mortgages, and other encumbrances affecting Properties of Parent and its Subsidiaries other than the Borrowing Base Properties which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments; and

(i) Liens securing Indebtedness permitted under Section 8.03(a)(ii); provided that (i) such Liens do not at any time encumber any property other than the personal property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the personal property being acquired on the date of acquisition.

8.02 Investments. Neither Parent nor any Subsidiary shall make any Investments except:

(a) Investments in the form of cash equivalents or short-term marketable securities;

(b) advances to officers, directors, and employees of a Loan Party in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation, and analogous ordinary business purposes;

(c) Investments in Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.03;

(f) Investments in Properties; and

(g) Investments in the ordinary course of business of a hospitality REIT primarily in Properties under nationally-recognized brands with qualified managers or operators; provided that Investments in (i) raw land, non-income producing Properties, and other non-hotel properties in an aggregate amount shall not exceed at any time ten percent (10%) of Consolidated Total Assets, and (ii) Persons that are not Subsidiaries of Parent in an aggregate amount shall not exceed at any time fifteen percent (15%) of Consolidated Total Assets.

8.03 Indebtedness; Liens with respect to Subsidiary Guarantors.

(a) Neither Parent nor Borrower shall, nor shall it permit any Subsidiary Guarantor to, create, incur, assume, or suffer to exist any Indebtedness, other than:

(i) the Obligations and guaranties thereof;

(ii) Indebtedness in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital personal property within the limitations set forth in Section 8.01(i);

(iii) Indebtedness existing on the Closing Date and set forth on Schedule 8.03;

(iv) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person or a Subsidiary of such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(v) any refinancings, refundings, renewals or extensions of Indebtedness of the types described in clauses (i) through (iv) above; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(vi) Limited Recourse Guaranties of Parent or Borrower with respect to Indebtedness of any Subsidiaries of Borrower;

(vii) Indebtedness of Parent and Borrower not secured by any Liens in an aggregate amount not to exceed $20,000,000;

(viii) unsecured Guaranties (other than for borrowed money) in the ordinary course of business, which are operational in nature; and

(ix) unsecured completion bonds, performance bonds, utility bonds, and other surety bonds in the ordinary course of business (other than for borrowed money).

(b) Neither Parent nor Borrower shall permit any Subsidiary Guarantor which owns a Borrowing Base Property to create, incur, assume, or suffer to exist any Lien upon its property, assets, or revenues, other than (i) in favor of Administrative Agent to secure the Obligations, and (ii) Liens of the type described in Sections 8.01(a) through (i).

8.04 Fundamental Changes. Neither Parent, Borrower, nor any Subsidiary Guarantor shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Loan Party may merge with any other Loan Party; provided that if Borrower is merging with another Loan Party, then Borrower shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Loan Party; and

(c) any Loan Party may make Dispositions permitted by Section 8.05.

8.05 Dispositions. Neither Parent, Borrower, nor any Subsidiary Guarantor shall make any Disposition or enter into any agreement to make any Disposition except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of Properties (other than Borrowing Base Properties) for fair consideration in the ordinary course of business;

(c) Dispositions of other personal or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Loan Party to Borrower or to another Loan Party;

(e) Dispositions permitted by Section 8.04; and

(f) Dispositions of Borrowing Base Properties, so long as such Borrowing Base Properties are released from the Borrowing Base pursuant to Section 4.05 prior to or contemporaneously with such Disposition;

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value.

8.06 Restricted Payments. Neither Parent nor any Subsidiary shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Loan Party may make Restricted Payments to Parent or to another Loan Party;

(b) each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) each Loan Party may purchase, redeem, or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) Parent may make Restricted Payments not to exceed Permitted Distributions as of the date of such Restricted Payment so long as no Default or Event of Default exists before or after giving effect to such Restricted Payment.

8.07 Change in Nature of Business. Neither Parent nor any Subsidiary shall engage in any material line of business substantially different from those lines of business conducted by such Loan Party on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates. Neither Parent nor any Subsidiary shall enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms and at least as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.09 Burdensome Agreements. No Loan Party shall enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Loan Party to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (b) of any Loan Party to Guarantee the Obligations of Borrower or (c) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(a)(ii) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.10 Use of Proceeds. Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Material Agreements. Without Administrative Agent’s prior written approval (which shall not be unreasonably withheld or delayed) as to parties, terms, and all other matters, no Loan Party shall permit any Operating Lessee or Manager to (a) enter into any Material Agreement pertaining to any Borrowing Base Property that is not unconditionally terminable by such Person or any successor owner without penalty or payment on not more than thirty (30) days notice to the other party thereunder, or (b) modify, amend, or terminate any such Material Agreement, nor shall it permit any Operating Lessee or Manager to, default under any Material Agreement or permit any contract to terminate by reason of any failure of such Person to perform thereunder and shall promptly notify Administrative Agent of any default thereunder. Borrower will deliver or cause to be delivered to Administrative Agent, upon request of Administrative Agent, the names and addresses of all persons or entities party to each Material Agreement.

8.12 Lease Approval. No Loan Party shall permit any Operating Lessee to enter into any tenant Lease of space in the Improvements unless approved or deemed approved by Administrative Agent prior to execution. Such Person’s standard form of tenant Lease, and any revisions thereto, must have the prior written approval of Administrative Agent. Administrative Agent shall be “deemed” to have approved any tenant Lease that: (a) is on the standard form Lease approved by Administrative Agent, with no deviations except as approved by Administrative Agent; (b) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and an Operating Lessee, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the Lease; (c) is received by Administrative Agent (together with each guarantee thereof (if any) and financial information regarding the tenant and each guarantor (if any) received by such Operating Lessee) within fifteen (15) days after execution; (d) reflects an arms-length transaction at then current market rate for comparable space; (e) contains no right to purchase the Borrowing Base Property, or any present or future interest therein; (f) does not cover in excess of five thousand (5,000) square feet of the net rentable area of the Improvements; (g) is expressly subordinate to the applicable Mortgage, and (h) is for a term (excluding renewal options) of not more than five (5) years. Borrower shall cause each Operating Lessee to provide to Administrative Agent a correct and complete copy of each tenant Lease, including any exhibits, and each guarantee thereof (if any), prior to execution unless the Lease in question meets the foregoing requirements for “deemed” approval by Administrative Agent. Borrower shall, throughout the term of this Agreement, pay all reasonable costs incurred by Administrative Agent in connection with Administrative Agent’s review and approval of tenant Leases and each guarantee thereof (if any), including reasonable attorneys’ fees and costs. No approval of any Lease by Administrative Agent shall be for any purpose other than to protect Lenders’ security, and to preserve Lenders’ rights under the Loan Documents. No approval by Administrative Agent shall result in a waiver of any Event of Default. In no event shall any approval by Administrative Agent of a Lease be a representation of any kind, with regard to the Lease or its adequacy or enforceability, or the financial capacity of any tenant or guarantor.

8.13 Financial Covenants.

(a) Consolidated Tangible Net Worth. Parent shall not permit the Consolidated Tangible Net Worth as of the last day of any fiscal quarter of Parent to be less than the sum of (a) seventy-five percent (75%) of Consolidated Tangible Net Worth as of June 30, 2004 (pro forma for all acquisitions, refinancings, and the initial public offering) based upon the financial statements delivered pursuant to Section 7.01(c) and reasonably acceptable to Administrative Agent, and (b) an amount equal to eighty-

five percent (85%) of the aggregate increases in Shareholders’ Equity of Parent, by reason of the issuance and sale of capital stock or other Equity Interests of Parent or any Subsidiary (other than issuances to Parent or a wholly owned Subsidiary), including upon any conversion of debt securities of Parent into such capital stock or other Equity Interests.

(b) Consolidated Leverage Ratio. Parent shall not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of Parent to be greater than (i) 5.95 to 1.0 from the Closing Date through December 31, 2005, (ii) 5.50 to 1.0 from January 1, 2006 through December 31, 2006, and (iii) 5.00 to 1.0 from January 1, 2007 through the Maturity Date.

(c) Consolidated Fixed Charge Coverage Ratio. Parent shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of Parent to be less than (i) 1.75 to 1.0 from the Closing Date through December 31, 2005, and (ii) 2.00 to 1.0 from January 1, 2006 through the Maturity Date.

(d) Borrowing Base Debt Service Coverage Ratio. Parent and Borrower shall not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ended December 31, 2004, the ratio of (i) Adjusted NOI for the Borrowing Base Properties as of such date for the twelve (12) month period ending on such date of determination, to (ii) Implied Debt Service, to be less than 1.60 to 1.0.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Borrower or Parent fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after such failure occurred or, if any such failure described in this clause (c) reasonably cannot be cured or remedied within such thirty (30) days and such Loan Party is at all times diligently pursuing the cure thereof, such default shall continue unremedied for sixty (60) days after such failure occurred; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Parent or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Parent or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against Parent or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to any Loan Party; or

(l) Borrowing Base Properties. Any of the following occurs with respect to any Borrowing Base Property:

(i) any required permit, license, certificate or approval with respect to such Borrowing Base Property lapses or ceases to be in full force and effect and such permit, certificate, or approval is not replaced within thirty (30) days after such lapse or failure to be in full force and effect;

(ii) the owner of such Borrowing Base Property enters into any Lease of part or all of such Borrowing Base Property which does not comply with the Loan Documents, or a default by any Loan Party under or any failure by any Loan Party to satisfy any of the conditions of a Lease;

(iii) a Lien for the performance of work or the supply of materials which is established against such Borrowing Base Property, or any stop notice served on a Loan Party, the general contractor, Administrative Agent or a Lender, remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service;

(iv) the occurrence of any condition or situation which, in the reasonable determination of Administrative Agent, constitutes a danger to or impairment of the Lien of any Mortgage, if such condition or situation is not remedied within ten (10) days after written notice to Borrower thereof;

(v) any sale, Lease, conveyance, assignment, pledge, encumbrance, or transfer of all or any part of such Borrowing Base Property or any interest therein, voluntarily or involuntarily, whether by operation of Law or otherwise, except: (A) sales or transfers of fixtures, equipment, systems, machinery, furniture, furnishings, appliances, inventory, goods, building materials, and supplies, which have become obsolete or worn beyond practical use or which have been replaced by adequate substitutes, owned by a Loan Party, having a value equal to or greater than the replaced items when new; and (B) as otherwise permitted herein. Required Lenders may, in their sole discretion, waive a default under this paragraph, but shall have no obligation to do so, and any waiver may be conditioned upon such one or more of the following (if any) which Required Lenders may require: a principal paydown on the Obligations; an increase in the rate of interest payable under the Obligations; a modification of the term of the Obligations; and any other modification of the Loan Documents which Required Lenders may require;

(vi) without the prior written consent of Administrative Agent, except as otherwise permitted herein any Loan Party grants any easement or dedication, files any plat, condominium declaration, or restriction, or otherwise encumbers such Borrowing Base Property, or seeks or permits any zoning reclassification or variance, unless such action is expressly permitted by the Loan Documents or does not affect such Borrowing Base Property; or

(vii) such Borrowing Base Property is abandoned;

(viii) a default or event of default occurs under any Lien, security interest, or assignment covering such Borrowing Base Property or any part thereof (whether or not Administrative Agent has consented, and without hereby implying Administrative Agent’s consent, to any such Lien, security interest or assignment not created hereunder), or the holder of any such Lien, security interest, or assignment declares a default or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder, in each case which could reasonably be expected to result in a Material Property Event;

(ix) such Borrowing Base Property is so demolished, destroyed or damaged that, in the reasonable opinion of Administrative Agent, it cannot be restored or rebuilt with available funds to a profitable condition within a reasonable period of time and in any event, prior to the Maturity Date;

(x) (A) any Governmental Authority shall require, or commence any proceeding for, the demolition of any building or structure comprising a part of such Borrowing Base Property, or (B) there is commenced any proceeding to condemn or otherwise take pursuant to the power of eminent domain, or a contract for sale or a conveyance in lieu of such a taking is executed which provides for the transfer of, a material portion of such Borrowing Base Property, including but not limited to the taking (or transfer in lieu thereof) of any portion which would result in the blockage or substantial impairment of access or utility service to the Improvements or which would cause such Borrowing Base Property to fail to comply with any Law; and

(xi) if a default or termination event on the part of any Loan Party or any Person that is an Affiliate of any Loan Party has occurred and continues beyond any applicable cure period under any Franchise Agreement, Management Agreement, Ground Lease, or Operating Lease, or if a Loan Party or Operating Lessee, without Administrative Agent’s prior written consent, terminates or cancels any Franchise Agreement, Management Agreement, Ground Lease, or Operating Lease or operates any Borrowing Base Property under the name of any hotel chain or system other than the name such Borrowing Base Property is operated under as of the date hereof or as of the date acquired for Borrowing Base Properties acquired after the Closing Date.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 Appointment and Authority. Each of the Lenders and L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders, and L/C Issuer, and, except as provided in Section 10.06, Borrower shall not have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender, or L/C Issuer.

(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting, or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders; provided any such resignation by Bank of America shall also constitute its resignation as L/C Issuer. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, acceptable to Borrower (which acceptance shall not be (i) unreasonably withheld or delayed, or (ii) required during the continuance of an Event of Default, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications, and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuer, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Lenders, L/C Issuer, and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, L/C Issuer, and Administrative Agent under Sections 2.03(i) and (j), 2.09, and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

(a) Lenders hereby irrevocably authorize Administrative Agent to (i) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01; and (ii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(b) Lenders hereby irrevocably authorize Administrative Agent to transfer or release any Lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders to transfer or sell, any Loan Collateral: (i) upon the termination of the Aggregate Commitments and payment and satisfaction in full of all Obligations; (ii) constituting a release, transfer, or sale of a lien or property if Borrower will certify to Administrative Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) after foreclosure or other acquisition of title (1) for a purchase price of not less than ninety percent (90%) of the value indicated in the most recent appraisal of the collateral obtained by Administrative Agent made in accordance with regulations governing Administrative Agent, less any reduction indicated in the appraisal estimated by experts in such areas; or (2) if approved by the Required Lenders.

(c) If all or any portion of the Loan Collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the Collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, “Property Manager”) experienced in the management, leasing, sale, and/or dispositions of similar properties.

After consulting with the Property Manager, Administrative Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale, and disposition of the Loan collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Business Plan”). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the Property Manager shall adhere to the Business Plan until a different Business

Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, (or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent), any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to subsection (a) of this Section, have the right but not the obligation to take any action in connection with the Loan collateral (including those with respect to property taxes, insurance premiums, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

(d) Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer, or release any such liens of particular types or items of Loan collateral pursuant to this Section; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.

(e) If only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for Loan Collateral for which one of the Lenders does not consent within ten (10) Business Days after notification from Administrative Agent, the consenting Lender may offer (“Purchase Offer”) to purchase all of non-consenting Lender’s right, title, and interest in the collateral for a purchase price equal to non-consenting Lender’s Pro Rata Share of the net proceeds anticipated from such sale of such Collateral (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Net Proceeds”). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender’s right, title, and interest in the Collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Pro Rata Share of the Net Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of the collateral or ninety (90) days after the Purchase Offer, regardless of whether the Collateral has been sold.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions, or agreements set forth in Article X or as to any other matter in the Loan Documents respecting payments to Administrative Agent or Lenders or the required number of the Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower (except as to the rights granted to Borrower under Section 10.06) or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination; provided however, otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Lenders and Borrower or the applicable party to the Loan Documents, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further however, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), without the written consent of such Lender (it being understood that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees, or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any portion of any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Default Rate for periods of up to thirty days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Default Rate or late charges thereafter, or to amend the definition of “Default Rate”;

(d) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(e) amend this Section 11.01, or change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(f) release the liability of any Loan Party, if applicable, without the written consent of each Lender;

(g) permit the sale, transfer, pledge, mortgage, or assignment of any Collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or

(h) transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any Collateral except as permitted in Section 10.10, without the written consent of each Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Administrative Agent, L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II or Article IX if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower, Administrative Agent, L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, L/C Issuer.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. Administrative Agent, L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan

Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or L/C Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, any trustee under any Mortgage, and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees, charges, and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) (i) defect in the Property, (ii) performance or default of Borrower, Borrower’s surveyors, architects, engineers, contractors, or any other person, (iii) failure to protect or insure the Improvements, (iv) payment of costs of labor, materials, or services supplied for the Improvements, or (v) Environmental Damages, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Notwithstanding any approvals or consents by Administrative Agent or Lenders, neither Administrative Agent nor any Lender has any obligation or responsibility whatsoever for the adequacy, form or content of the Plans, any budget, any contract, any change order, any lease, or any other matter incident to the Property or the Improvements. Administrative Agent’s or Lenders’ acceptance of an assignment of the Plans shall not constitute approval of the Plans. Any inspection or audit of any Borrowing Base Property or the books and records of any Loan Party, or the procuring of documents and financial and other information, by or on behalf of Administrative Agent shall be for Administrative Agent and Lenders’ protection only, and shall not constitute an assumption of responsibility to any Loan Party or anyone else with regard to the condition, construction, maintenance, or operation of any Borrowing Base Property, or relieve any Loan Party of any of its obligations. The Loan Parties have selected all surveyors, architects, engineers, contractors, materialmen, and all other persons or entities furnishing services or materials to any Borrowing Base Property. Neither Administrative Agent nor any Lender has any duty to supervise or to inspect any Borrowing Base Property nor any duty of care to any Loan Party or any other person to protect against, or inform such Loan Party or any other person of the existence of, negligent, faulty, inadequate, or defective design or construction of the Improvements. Upon demand by Administrative Agent, the applicable Loan Party shall diligently defend any of the Indemnified Liabilities which affects any Borrowing Base Property or is made or commenced against Administrative Agent or any Lender, whether alone or together with Borrower or any other person, all at Borrower’s own cost and expense and by counsel to be approved by Administrative Agent in the exercise of its reasonable judgment. In the alternative, at any time Administrative Agent may elect to conduct its own defense on behalf of itself or any Lender through counsel selected by Administrative Agent and at the cost and expense of Borrower. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders. Inspection shall not constitute an acknowledgment or representation by Administrative Agent or Lenders that there has been or will be compliance with the Plans, the Loan Documents, or applicable Laws and restrictive covenants, or that the construction is free from defective materials or workmanship. Inspection, whether or not followed by notice of Default, shall not constitute a waiver of any Default then existing. Administrative Agent’s failure to inspect shall not constitute a waiver of any of Administrative Agent’s or Lenders’ rights under the Loan Documents or at Law or in equity. Notwithstanding the foregoing, the Indemnified Liabilities do not include, and neither Borrower nor any Loan Party is otherwise obligated to pay, any of the Excluded Taxes.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.04(a) or (b) of this Section to be paid by it to

Administrative Agent (or any sub-agent thereof), L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under Section 11.04(c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of such Person’s gross negligence or willful misconduct.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 shall survive the resignation of Administrative Agent and L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) any assignment of a Commitment must be approved by Administrative Agent and L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender provided assignor Lender returns to Borrower any Note issued to it. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrower and L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender from whom it purchased its participation and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e), (f), and (g) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

11.07 Treatment of Certain Information; Confidentiality. Each of Administrative Agent, the Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14 Assignment of Contracts and Plans. As additional security for the Obligations, each Loan Party hereby transfers and assigns to Administrative Agent for the ratable benefit of Administrative Agent and Lenders all of such Loan Party’s right, title, and interest, but not its liability, in, under, and to all construction, architectural and design contracts, and the Plans, and agrees that all of the same are covered by the security agreement provisions of the Mortgages. Borrower agrees to deliver to Administrative Agent from time to time upon Administrative Agent’s reasonable request such consents to the foregoing assignment from parties contracting with Borrower as Administrative Agent may require. Neither this assignment nor any action by Administrative Agent or Lenders shall constitute an assumption by Administrative Agent or Lenders of any obligation under any contract or with respect to the Plans.

11.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b) SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE

PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c) WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

11.18 Time of the Essence. Time is of the essence of the Loan Documents.

11.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.

By:	CAPITAL LODGING GENERAL PARTNER, LLC, its General Partner

	By:	CAPITAL LODGING, its Member

By:
Name:
Title:

CAPITAL LODGING

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:
Name:
Title:

[OTHER LENDERS]

S - 1

SCHEDULE 1.01(A)

OPERATING LESSEES AND FRANCHISORS

Operating Lessee	Hotel Name/Location
Capital Lodging TRS Operations II, Inc.

Charlotte University Holiday Inn/Charlotte, NC

Harrisonburg Four Points/Harrisonburg, VA

Tallahassee Ramada Inn/Tallahassee, FL

Wyndham Palm Springs/Palm Springs, CA

Wyndham St. Anthony/San Antonio, TX

Radisson Stockton/Stockton, CA

Radisson North Central Dallas/Dallas, TX

Radisson Branson/Branson, MO

Franchisor	Hotel Name/Location
Holiday Hospitality Franchising, Inc.	Charlotte University Holiday Inn/Charlotte, NC

The Sheraton Corporation	Harrisonburg Four Points/Harrisonburg, VA

Ramada Franchise Systems, Inc.	Tallahassee Ramada Inn/Tallahassee, FL

WHC Franchise Corporation	Wyndham Palm Springs/Palm Springs, CA Wyndham St. Anthony/San Antonio, TX

Carlson Hotels Management Company	Radisson Stockton/Stockton, CA Radisson North Central Dallas/Dallas, TX Radisson Branson/Branson, MO

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SCHEDULE 1.01(B)

MANAGERS

Manager	Hotel Name/Location
Prism Hospitality, L.P.	Charlotte University Holiday Inn/Charlotte, NC Harrisonburg Four Points/Harrisonburg, VA Tallahassee Ramada Inn/Tallahassee, FL

Wyndham Management Corporation	Wyndham Palm Springs/Palm Springs, CA Wyndham St. Anthony/San Antonio, TX

Carlson Hotels Management Company	Radisson Stockton/Stockton, CA Radisson North Central Dallas/Dallas, TX Radisson Branson/Branson, MO

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SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$27,500,000	27.500000000%
Wachovia Bank, National Association	$27,500,000	27.500000000%
Bank of Scotland, NA	$20,000,000	20.000000000%
Royal Bank of Canada	$15,000,000	15.000000000%
Compass Bank	$10,000,000	10.000000000%
Total	$100,000,000	100.000000000%

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SCHEDULE 4.01

INITIAL BORROWING BASE PROPERTIES

Property	Location
Wyndham Palm Springs (Ground lease)	Palm Springs, CA

Wyndham St. Anthony	San Antonio, TX

Radisson Stockton	Stockton, CA

Radisson North Central Dallas	Dallas, TX

Radisson Branson	Branson, MO

Tallahassee Ramada	Tallahassee, FL

Charlotte University Holiday Inn	Charlotte, NC

Harrisonburg Four Points by Sheraton	Harrisonburg, VA

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SCHEDULE 4.06

NON-GUARANTOR SUBSIDIARIES

CL Corp.

Capital Lodging General Partner, LLC

Capital Lodging Operating Partnership, L.P.

Capital Lodging TRS HV Beverage, Inc.

Billings HI Operating Company

Circa Brentwood Permit, Inc.

Capital Lodging TRS I, Corp.

Capital Lodging TRS Operations I, Inc.

Capital Lodging TRS HV East Operations, Inc.

Capital Lodging TRS HV West Operations, Inc.

Capital Lodging HV West Property Holdings, LLC

Capital Lodging HV West Properties, L.P.

Capital Lodging HV East Property Holdings, LLC

Capital Lodging HV East Properties, L.P.

Capital Lodging Property Holdings I, LLC

Capital Lodging Properties I Limited Partner, L.P.

Capital Lodging Maryland Property Holdings, LLC

Capital Lodging Maryland Properties, LLC

Capital Lodging Properties I General Partner, LLC

Capital Lodging Properties I, L.P.

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SCHEDULE 6.13

SUBSIDIARIES;

OTHER EQUITY INVESTMENTS;

AND EQUITY INTERESTS IN BORROWER

Part (a).	Subsidiaries. The following corporations, limited liability companies and limited partnerships are Subsidiaries of the
Borrowers and have issued outstanding Equity Interests to the Loan Parties in the forms and amounts set forth opposite such Subsidiaries.

Corporation	Issued and Outstanding Common Stock	Stockholder/Shareholder

Capital Lodging TRS Holdings, Inc., a Delaware corporation	10 shares of common stock	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership

Capital Lodging TRS HV Beverage, Inc., a Delaware corporation	10 shares of common stock	Capital Lodging TRS Holdings, Inc., a Delaware corporation

Capital Lodging TRS I, Corp., a Delaware corporation	10 shares of common stock	Capital Lodging TRS Holdings, Inc., a Delaware corporation

Capital Lodging TRS HV East Operations, Inc., a Delaware corporation	10 shares of common stock	Capital Lodging TRS Holdings, Inc., a Delaware corporation

Capital Lodging TRS HV West Operations, Inc., a Delaware corporation	10 shares of common stock	Capital Lodging TRS Holdings, Inc., a Delaware corporation

Capital Lodging TRS Operations II, Inc., a Delaware corporation	10 shares of common stock	Capital Lodging TRS Holdings, Inc., a Delaware corporation

Capital Lodging TRS Operations I, Inc., a Delaware corporation	10 shares of common stock	Capital Lodging TRS I, Corp., a Delaware corporation

Billings HI Operating Company, a Texas corporation	1,000 shares of common stock	Capital Lodging TRS HV Beverage, Inc., a Delaware corporation

Circa Brentwood Permit, Inc., a Texas corporation	300 shares of common stock	Capital Lodging TRS HV Beverage, Inc., a Delaware corporation

Limited Liability Company	Member(s) (Ownership Interest)
Capital Lodging Tallahassee, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)

Capital Lodging Palm Springs, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)

1

Limited Liability Company	Member(s) (Ownership Interest)
Capital Lodging Branson, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging Stockton, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging Charlotte University, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging Harrisonburg, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging Property Holdings II, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging HV West Property Holdings, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging HV East Property Holdings, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging Property Holdings I, LLC, a Delaware limited liability company	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (100%)
Capital Lodging Maryland Property Holdings, LLC, a Delaware limited liability company	Capital Lodging Properties I Limited Partner, L.P., a Delaware limited partnership (100%)
Capital Lodging Properties I General Partner, LLC, a Delaware limited liability company	Capital Lodging Properties I Limited Partner, L.P., a Delaware limited partnership (100%)
Capital Lodging Maryland Properties, LLC, a Delaware limited liability company	Capital Lodging Maryland Properties, LLC, a Delaware limited liability company (100%)

Limited Partnership	General Partner	Limited Partner (Ownership Interest)
Capital Lodging Operating Partnership, L.P., a Delaware limited partnership	Capital Lodging General Partner, LLC, a Delaware limited liability company (1%)	Capital Lodging, a Maryland real estate investment trust (99%)
Capital Lodging Properties II, L.P., a Delaware limited partnership	Capital Lodging Property Holdings II, LLC, a Delaware limited liability company (1%)	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (99%)
Capital Lodging HV West Properties, L.P., a Delaware limited partnership	Capital Lodging HV West Property Holdings, LLC, a Delaware limited liability company (1%)	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (99%)
Capital Lodging HV East Properties, L.P., a Delaware limited partnership	Capital Lodging HV East Property Holdings, LLC, a Delaware limited liability company (1%)	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (99%)
Capital Lodging Properties I Limited Partner, L.P., a Delaware limited partnership	Capital Lodging Property Holdings I, LLC, a Delaware limited liability company (1%)	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (99%)
Capital Lodging Properties I, L.P., a Delaware limited partnership	Capital Lodging Properties I General Partner, LLC, a Delaware limited liability company (1%)	Capital Lodging Properties I Limited Partner, L.P., a Delaware limited partnership (99%)

Part (b).	Other Equity Investments. None.

Part (c).	Owners of Equity Interests in Borrower.

2

SCHEDULE 8.01

EXISTING LIENS

The Liens described in the Title Insurance obtained by Administrative Agent.

1

SCHEDULE 8.03

EXISTING INDEBTEDNESS

None

1

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

Capital Lodging Operating Partnership, L.P.

c/o Capital Lodging

2927 Maple Avenue, Suite 503

Dallas, Texas 75201

Attention:	John D. Bailey
Telephone:	214.871.9809

Facsimile: 214.373.6243

Electronic Mail: jbailey@capitallodging.com

Website	Address: www.capitallodging.com

With	copy to:

Morgan, Lewis & Bockius LLP

300 S. Grand Ave, Suite 2200

Los Angeles, CA 90071

Attention: J. Michael Jack

Facsimile: 877.432.9652

Administrative Agent’s Office

(for payments and Borrowing requests)

Bank of America, N.A.

901 Main Street, 14th Floor

TX1-492-14-05

Dallas, TX 75202

Attention: Eldred Sholars

Telephone: 214.209.3044

Facsimile: 214.290.9429

Electronic Mail: elred.sholars@bankofamerica.com

ABA #:111000012

Account Name - Corporate Funds Transfer Account

Account Number - 1292000883

Reference: CNL Hospitality Partners, LP

Attention: Eldred Sholars

Administrative Agent’s Office

(for other notices)

Bank of America, N.A.

TX1-492-64-01

901 Main Street, 64th Floor

Dallas, TX 75202

Attention: Steven P. Renwick

Telephone:	214.209.1867
Facsimile:	214.209.9390
Electronic	Mail: steven.p.renwick@bankofamerica.com

1

With copy to:

Bank of America, N.A.

Agency Services

TX1-492-14-11

901 Main Street, 14th Floor

Dallas, Texas 75202

Attention:	Donna Kimbrough
Telephone:	214.209.1569
Facsimile:	214.290.9436
Electronic	Mail: donna.f.kimbrough@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations-Los Angeles #22621

333 S. Beaudry Avenue, 19th Floor

Mail Code: CA9-703-19-23

Los Angeles, CA 90017-1466

Attention:    Herman Schutterle

                      Vice President

Telephone:	213.345.0397
Facsimile:	213.345.6684
Electronic	Mail: herman.schutterle@bankofamerica.com

2

EXHIBIT A

FORM OF LOAN NOTICE

Date:                         ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August     , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), Capital Lodging, a Maryland real estate investment trust, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type	of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.

By:	CAPITAL LODGING GENERAL PARTNER, LLC,
its General Partner

	By:	CAPITAL LODGING, its Member

By:
Name:
Title:

A- 1

Form of Loan Notice

EXHIBIT B

FORM OF NOTE

__________________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of August     , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, Capital Lodging, a Maryland real estate investment trust, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of the Lender in Dollars in immediately available funds at Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.

By:	CAPITAL LODGING GENERAL PARTNER, LLC, its General Partner

	By:	CAPITAL LODGING, its Member

By:

Name:

Title:

B - 1

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________
____________	____________	____________	__________	___________	___________	___________

B - 2

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August     , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), Capital Lodging, a Maryland real estate investment trust, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                                   of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

C - 1

Form of Compliance Certificate

4. The representations and warranties of Borrower contained in Article VI of the Agreement, and any representations and warranties of [Borrower][any Loan Party] that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date in each case in all material respects, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Sections 6.05(a) and (b) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b) of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                         ,

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.

By:	CAPITAL LODGING GENERAL PARTNER, LLC, its General Partner

	By:	CAPITAL LODGING, its Member

By:
Name:
Title:

CAPITAL LODGING

By:
Name:
Title:

C - 1

Form of Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($in 000’s)

I.	Section 8.06(d) – Permitted Distributions.

	A.	Line I from prior period:

	B.	$5,000,000		$5,000,000

	C.	Cash Available for Distribution (for the subject quarter):

1. Consolidated EBITDA (for the subject quarter):

2. FF&E Reserve

3. Amount of scheduled principal payments on Consolidated Indebtedness (for the subject quarter):

4. Consolidated Interest Charges (for the subject quarter):

5. Cash Available for Distribution (for the subject quarter)(I.C.1-2-3-4):

	D.	Permitted Distributions (A+B+C):

	E.	Line H from prior period:

	F.	Dividends or distributions paid by Parent (for the subject quarter):

	G.	Retirement, purchase, or redemption of any of its Equity Interests (for the subject quarter):

	H.	Cumulative Restricted Payments (E+F+G):

	I.	Excess (deficit) for covenant compliance (D-H):

	J.	If deficit in I, has Parent made dividends or distributions in excess of minimum required to maintain REIT status? (yes or no):
(If J=“yes,” then not in compliance)

II.	Section 8.13(a) – Consolidated Tangible Net Worth.

	A.	Actual Consolidated Tangible Net Worth at Statement Date:

		1. Shareholders’ Equity:	$

		2. Intangible Assets:	$

		3. Non-cash gains or losses	$

Form of Compliance Certificate

		4. Consolidated Tangible Net Worth (Line II.A.1. less Line II.A.2. less (or plus, as applicable (Line II.A.3)):	$

	B.	85% of increases in Shareholders’ Equity after date of Agreement from issuance and sale of capital stock or other equity interests (including from conversion of debt securities):	$

	C.	Minimum required Consolidated Tangible Net Worth (Line II.B. + $ ):	$

	D.	Excess (deficient) for covenant compliance (Line II.A. – II.C.):	$

III.	Section 8.13(b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:	$

	B.	Consolidated EBITDA (see IV.A. below):	$

	C.	Consolidated Leverage Ratio (Line III.A. ÷ Line III.B.):		%

IV.		Section 8.13(c) – Consolidated Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDA:

		1. Consolidated Net Income for Subject Period:	$

		2. Consolidated Interest Charges for Subject Period:	$

		3. Provision for income taxes for Subject Period:	$

		4. Depreciation expenses for Subject Period:	$

		5. Amortization expenses for intangibles for Subject Period:	$

		6. Consolidated EBITDA (Lines IV.A.1 + 2 + 3 + 4 + 5):	$

		7. Non-cash items increasing Consolidated Net Income for Subject Period:	$

		8. FF&E Reserves:	$

		9. Line IV.A.6 – 7– 8	$

	B.	Fixed Charges:

		1. Debt service:	$

		2. Preferred dividends:	$

		3. Fixed Charges (Line IV.B.1 plus Line IV.B.2):	$

	C.	Consolidated Fixed Charge Coverage Ratio (Line IV.A.8. ÷ IV.B.3):		to 1

V.	Section 8.13(d) – Borrowing Base Debt Service Coverage Ratio.

	A.	Adjusted NOI:

		1. All lease payments pursuant to the Operating Leases for the Subject Period:	$

Form of Compliance Certificate

	2. Any ground lease payments:	$
3. Accruals of annual taxes, insurance, or other operating expenses payable by the owner of each Borrowing Base Property:

$
	4. FF&E Reserves:	$
	5. Management Fee Reserves:	$
	6. Adjusted NOI (Lines V.A.1 - 2 - 3 - 4 - 5):	$

B.	Implied Debt Service:	$

C.	Borrowing Base Debt Service Coverage Ratio (Line V.A.6. ÷ V.B):		to 1

Form of Compliance Certificate

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, or otherwise modified in accordance with the provisions thereof, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities1) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower(s): Capital Lodging Operating Partnership, L.P.

4.	Administrative Agent: Bank of America, N.A., as Administrative Agent under the Credit Agreement

[1]	Include all applicable subfacilites.

[2]	Select as applicable.

Form of Assignment and Assumption

5.	Credit Agreement: Credit Agreement, dated as of August , 2004, among Borrower, Capital Lodging, a Maryland real estate investment trust, the Lenders from time to time party thereto, and Administrative Agent and L/C Issuer.

6.	Assigned Interest:[3]

Facility Assigned[4]	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment	CUSIP Number
_____________	$	$	%
_____________	$	$	%
_____________	$	$	%

[7.	Trade Date: ][5]

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

Form of Assignment and Assumption

[Consented to:]6

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.

By:	CAPITAL LODGING GENERAL PARTNER, LLC, its General Partner

	By:	CAPITAL LODGING, its Member

By:

Name:

Title:

[6]	To be added only if the consent of the Borrower and/ or other parties(e.g. L/C Issurer) is Required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 7.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

D - 1

Form of Assignment and Assumption

EXHIBIT E-1

FORM OF PARENT GUARANTY

THIS PARENT GUARANTY AGREEMENT (this “Guaranty”) is entered into as of August       , 2004, by CAPITAL LODGING, a Maryland real estate investment trust (“Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the banks and other financial institutions (“Lenders”) that are parties to the Credit Agreement described below.

Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), is a party to the Credit Agreement dated as of the date of this Agreement (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”) among Borrower, Guarantor, Lenders, and Administrative Agent, pursuant to which Lenders have agreed, among other things, to make Loans to Borrower. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower is a direct Subsidiary of Guarantor;

Borrower and Guarantor are engaged in related businesses, and Guarantor will derive substantial direct and indirect benefit from the making of the Loans;

It is a condition precedent to the obligations of Lenders to make the Loans that Guarantor shall execute and deliver this Guaranty in favor of Administrative Agent for the benefit of Lenders;

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the Loans, any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower under the Loan Documents by Administrative Agent and Lenders, Guarantor hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Guaranty. Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and any and all other existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrower to Administrative Agent and Lenders arising under the Credit Agreement and the Loan Documents and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with any Loan Document (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”). The books and records of Administrative Agent or any Lender showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty.

2. No Setoff or Deductions; Taxes. Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by Guarantor

E - 1

Form of Parent Guaranty

hereunder shall be paid in full, without setoff or counterclaim (other than mandatory) or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes other than Excluded Taxes. If Guarantor must make a payment under this Guaranty, Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to Administrative Agent or each Lender so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on income (a) imposed by the country or any subdivision of the country in which the principal office or actual lending office of Administrative Agent or any Lender is located and (b) measured by the United States taxable income of Administrative Agent or any Lender would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by such Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that Administrative Agent or any Lender receives the sum it would have received had no such deduction or withholding been made and shall also pay to Administrative Agent or any Lender, on demand, all additional amounts which Administrative Agent or any Lender specifies as necessary to preserve the after-tax yield Administrative Agent or such Lender would have received if such taxes had not been imposed. Guarantor shall promptly provide Administrative Agent or any Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated. At Administrative Agent or any Lender’s option, all payments under this Guaranty shall be made to an office of Administrative Agent or any Lender located in the United States and in Dollars.

4. Waiver of Notices. Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Guarantor further waives presentment, protest, notice, dishonor or default, notice of intention to accelerate, notice of acceleration, demand for payment and any other notices to which Guarantor might otherwise be entitled.

5. Subrogation. Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Lenders or facilities provided by Lenders with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lenders and shall forthwith be paid to Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Waiver of Suretyship Defenses. Guarantor agrees that Lenders may, at any time and from time to time, and without notice to any Guarantor, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any Collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the

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provision of Collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantor under this Guaranty. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of Guarantor hereunder to the fullest extent permitted by law. Guarantor waives any right to enforce any remedy which Administrative Agent or any Lender now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by Administrative Agent for the benefit of Lenders. Further, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

7. Exhaustion of Other Remedies Not Required. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Guarantor waives diligence by Administrative Agent or any Lender and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Administrative Agent or any Lender to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against Guarantor.

8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrowers owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to any Guarantor as subrogee of Administrative Agent or any Lender or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If Administrative Agent or any Lender so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for Administrative Agent or any Lender and the proceeds thereof shall be paid over to Administrative Agent or any Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

10. Information. Guarantor agrees to furnish promptly to Administrative Agent or any Lender any and all financial or other information regarding such Guarantor or its property as Administrative Agent or any Lender may reasonably request in writing.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Administrative Agent or any Lender.

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12. Expenses. Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the rights of Administrative Agent or any Lender under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Administrative Agent or any Lender in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

13. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent for the benefit of the Lender and Guarantor.

14. No Waiver; Enforceability. No failure by Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent and Lenders (and any attempted assignment without such consent shall be void), (b) inure to the benefit of Administrative Agent and Lenders and its successors and assigns and Administrative Agent or any Lender may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of Texas without application of its conflicts of laws principles. Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Administrative Agent or any Lender in connection with such action or proceeding shall be binding on Guarantor if sent to such Guarantor by registered or certified mail at its address specified in Schedule 10.02 of the Credit Agreement. Guarantor agrees that Administrative Agent or any Lender may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the possession of Administrative Agent or any Lender concerning Guarantor, this Guaranty and any security for this Guaranty.

16. Condition of Borrower. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as such Guarantor requires, and that neither Administrative Agent nor any Lender has any duty, and Guarantor is not relying on Administrative Agent or any Lender at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower.

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17. Setoff. If and to the extent any payment is not made when due hereunder, Administrative Agent and each Lender may setoff and charge from time to time any amount so due against any or all of Guarantor’s accounts or deposits with Administrative Agent or such Lender.

18. Other Guarantees. Unless otherwise agreed by Administrative Agent and Lenders and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of the Lender or any term or provision thereof.

19. Representations and Warranties. Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (e) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of Guarantor and each has received adequate consideration for this Guaranty; and (f) the financial information that has been delivered to Lenders by or on behalf of Guarantor is complete and correct in all material respects and accurately presents the financial condition and the operational results of such Guarantor and since the date of the most recent financial statements delivered to Lenders, there has been no material adverse change in the financial condition or operational results of such Guarantor.

20. Loan Documents. By execution hereof, Guarantor covenants and agrees that certain representations and warranties set forth in the Loan Documents are applicable to Guarantor, and Guarantor reaffirms that each such representation and warranty is true and correct in every material respect. Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent. If the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations remain unpaid, then the terms, covenants, and agreements incorporated herein by reference shall nevertheless continue in full force and effect as obligations of Guarantor under this Guaranty. Guarantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take or refrain from taking such action, as the case may be.

21. Authority of Administrative Agent. Guarantor acknowledges that the rights and responsibilities of Administrative Agent under this Guaranty with respect to any action taken by Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between Administrative Agent and Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Administrative Agent and such Guarantor, Administrative Agent shall be conclusively presumed to be acting as agent for Lenders with full and valid authority so to act or refrain from acting,

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and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

22. WAIVER OF JURY TRIAL; AND FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

23. Counterparts. This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE FOLLOWS.

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

CAPITAL LODGING, a Maryland real estate investment trust

By:
John D. Bailey
Chief Financial Officer, Secretary and Treasurer

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EXHIBIT E-2

FORM OF SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY AGREEMENT (this “Guaranty”) is entered into as of August         , 2004, by each of the Subsidiaries listed on Schedule 1 attached hereto (collectively, “Guarantors” and each individually, a “Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the banks and other financial institutions (“Lenders”) that are parties to the Credit Agreement described below.

Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), is a party to the Credit Agreement dated as of the date of this Agreement (as the same may be amended, supplemented or modified from time to time, the “Credit Agreement”) among Borrower, Capital Lodging, Lenders, and Administrative Agent, pursuant to which Lenders have agreed, among other things, to make Loans to Borrower. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower is a member of an affiliated group of entities that includes each Guarantor;

Borrower and Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans;

It is a condition precedent to the obligations of Lenders to make the Loans that Guarantors shall execute and deliver this Guaranty in favor of Administrative Agent for the benefit of Lenders;

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the Loans, any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower under the Loan Documents by Administrative Agent and Lenders, each of the undersigned Guarantors hereby jointly and severally furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Guaranty. Each of the Guarantors hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and any and all other existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrower to Administrative Agent and Lenders arising under the Credit Agreement and the Loan Documents and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with any Loan Document (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”). The books and records of Administrative Agent or any Lender showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or

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by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty. Notwithstanding any contrary provision, it is the intention of each Guarantor and Administrative Agent that the amount of the Guaranteed Obligations guaranteed by each Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to each Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Obligations, the amount of the Guaranteed Obligations guaranteed by each Guarantor by this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render each Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state law.

2. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim (other than mandatory) or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes other than Excluded Taxes. If each Guarantor must make a payment under this Guaranty, each Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to Administrative Agent or each Lender so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, each Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on income (a) imposed by the country or any subdivision of the country in which the principal office or actual lending office of Administrative Agent or any Lender is located and (b) measured by the United States taxable income of Administrative Agent or any Lender would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by such Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, each Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that Administrative Agent or any Lender receives the sum it would have received had no such deduction or withholding been made and shall also pay to Administrative Agent or any Lender, on demand, all additional amounts which Administrative Agent or any Lender specifies as necessary to preserve the after-tax yield Administrative Agent or such Lender would have received if such taxes had not been imposed. Each Guarantor shall promptly provide Administrative Agent or any Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated. At Administrative Agent or any Lender’s option, all payments under this Guaranty shall be made to an office of Administrative Agent or any Lender located in the United States and in Dollars.

4. Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, notice of intention to accelerate, notice of acceleration, demand for payment and any other notices to which each Guarantor might otherwise be entitled.

5. Subrogation. Each Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed

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Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Lenders or facilities provided by Lenders with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lenders and shall forthwith be paid to Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Waiver of Suretyship Defenses. Each Guarantor agrees that Lenders may, at any time and from time to time, and without notice to any Guarantor, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any Collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of Collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantors under this Guaranty. Each Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that each Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of each Guarantor hereunder to the fullest extent permitted by law. Each Guarantor waives any right to enforce any remedy which Administrative Agent or any Lender now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by Administrative Agent for the benefit of Lenders. Further, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of each Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of each Guarantor.

7. Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by Administrative Agent or any Lender and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Administrative Agent or any Lender to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against each Guarantor.

8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrowers owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to any Guarantor as subrogee of Administrative Agent or any Lender or resulting from each Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If Administrative Agent or any Lender so requests, any such obligation or indebtedness of Borrower to each Guarantor shall be enforced and performance received by each Guarantor as trustee for Administrative Agent or any Lender and the proceeds thereof shall be paid over to Administrative Agent or any Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of each Guarantor under this Guaranty.

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10. Information. Each Guarantor agrees to furnish promptly to Administrative Agent or any Lender any and all financial or other information regarding such Guarantor or its property as Administrative Agent or any Lender may reasonably request in writing.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by Administrative Agent or any Lender.

12. Expenses. Each Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the rights of Administrative Agent or any Lender under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Administrative Agent or any Lender in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

13. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent for the benefit of the Lender and each Guarantor.

14. No Waiver; Enforceability. No failure by Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that each Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent and Lenders (and any attempted assignment without such consent shall be void), (b) inure to the benefit of Administrative Agent and Lenders and its successors and assigns and Administrative Agent or any Lender may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of Texas without application of its conflicts of laws principles. Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Administrative Agent or any Lender in connection with such action or proceeding shall be binding on each Guarantor if sent to such Guarantor by registered or certified mail at its address specified in Schedule 10.02 of the Credit Agreement. Each Guarantor agrees that Administrative Agent or any Lender may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the possession of Administrative Agent or any Lender concerning each Guarantor, this Guaranty and any security for this Guaranty.

16. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning

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the financial condition, business and operations of Borrower as such Guarantor requires, and that neither Administrative Agent nor any Lender has any duty, and each Guarantor is not relying on Administrative Agent or any Lender at any time, to disclose to each Guarantor any information relating to the business, operations or financial condition of Borrower.

17. Setoff. If and to the extent any payment is not made when due hereunder, Administrative Agent and each Lender may setoff and charge from time to time any amount so due against any or all of Guarantors’ accounts or deposits with Administrative Agent or such Lender.

18. Other Guarantees. Unless otherwise agreed by Administrative Agent and Lenders and Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantors for the benefit of the Lender or any term or provision thereof.

19. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (e) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of each Guarantor and each has received adequate consideration for this Guaranty; and (f) the financial information that has been delivered to Lenders by or on behalf of each Guarantor is complete and correct in all material respects and accurately presents the financial condition and the operational results of such Guarantor and since the date of the most recent financial statements delivered to Lenders, there has been no material adverse change in the financial condition or operational results of such Guarantor.

20. Loan Documents. By execution hereof, each Guarantor covenants and agrees that certain representations and warranties set forth in the Loan Documents are applicable to Guarantors, and each Guarantor reaffirms that each such representation and warranty is true and correct in every material respect. Each Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent. If the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations remain unpaid, then the terms, covenants, and agreements incorporated herein by reference shall nevertheless continue in full force and effect as obligations of each Guarantor under this Guaranty. Each Guarantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take or refrain from taking such action, as the case may be.

21. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of Administrative Agent under this Guaranty with respect to any action taken by Administrative Agent or the exercise or non-exercise by Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between Administrative Agent and Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as

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between Administrative Agent and such Guarantor, Administrative Agent shall be conclusively presumed to be acting as agent for Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

22. Additional Guarantors. From time to time subsequent to the time hereof, additional Subsidiaries of Parent may become parties hereto as additional guarantors (each an “Additional Guarantor”) by executing a counterpart of this Guaranty in the form of Exhibit A attached hereto. Upon delivery of any such counterpart to Administrative Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Administrative Agent not to cause any Subsidiaries of Borrower to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such person becomes or fails to become or ceases to be a Guarantor hereunder.

23. WAIVER OF JURY TRIAL; AND FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

24. Counterparts. This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOW.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTORS:

CAPITAL LODGING TALLAHASSEE, LLC
CAPITAL LODGING PALM SPRINGS, LLC
CAPITAL LODGING BRANSON, LLC
CAPITAL LODGING STOCKTON, LLC
CAPITAL LODGING CHARLOTTE UNIVERSITY, LLC
CAPITAL LODGING HARRISONBURG, LLC
CAPITAL LODGING PROPERTY HOLDINGS II, LLC

By:
John D. Bailey in his capacity as “Manager” of each Guarantor listed above

CAPITAL LODGING TRS OPERATIONS II, INC.
CAPITAL LODGING TRS HOLDINGS, INC.

By:
John D. Bailey in his capacity as “Secretary and Treasurer” of each Guarantor listed above

CAPITAL LODGING PROPERTIES II, L.P.

By:	CAPITAL LODGING PROPERTY HOLDINGS II, LLC, its General Partner

By:
John D. Bailey
Manager

Signature Page to Capital Lodging Subsidiary Guaranty Agreement

SCHEDULE 1

1.	Capital Lodging Tallahassee, LLC

2.	Capital Lodging Palm Springs, LLC

3.	Capital Lodging Branson, LLC

4.	Capital Lodging Stockton, LLC

5.	Capital Lodging Charlotte University, LLC

6.	Capital Lodging Harrisonburg, LLC

7.	Capital Lodging Properties II, L.P.

8.	Capital Lodging TRS Operations II, Inc.

9.	Capital Lodging TRS Holdings, Inc.

10.	Capital Lodging Property Holdings II, LLC

Schedule 1

EXHIBIT A

Subsidiary Guaranty

COUNTERPART TO CONTINUING GUARANTY

In witness whereof, the undersigned Additional Guarantor has caused this Guaranty to be executed by delivered by its officer thereunto duly authorized as of                                  , 20        .

[NAME OF ADDITIONAL GUARANTOR]

By:

Name:

Title:

Address for Notice:

_________________________

_________________________

_________________________

_________________________

E -2 -

Form of Subsidiary Guaranty

EXHIBIT F

SURVEY REQUIREMENTS

(with respect to each Borrowing Base Property)

1. Field Note Description. The Survey shall contain a certified metes and bounds description complying with the following: (a) the beginning point shall be established by a monument located at the beginning point, or by reference to a nearby monument; (b) the sides of the Borrowing Base Property shall be described by giving the distances and bearings of each; (c) the distances, bearings, and angles shall be taken from an instrument survey by a registered professional engineer or registered professional Borrowing Base Property surveyor; (d) curved sides shall be described by data including: length of arc, central angle, radius of circle for the arc and chord distance, and bearing; (e) the description shall be a single perimeter description of the entire Borrowing Base Property, if and as instructed, there shall also be a separate metes and bounds description of one or more constituent tracts out of the Borrowing Base Property; (f) the description shall include a reference to all streets, alleys, and other rights-of-way that abut the Borrowing Base Property, and the width of all rights-of-way mentioned shall be given the first time these rights-of-way are referred to; (g) for each boundary line abutting a street, road, alley or other means of access, the description must, in calling the boundary line, state that the boundary line and the right-of-way line are the same; (h) if the Borrowing Base Property has been recorded on a map or plat as part of an abstract or subdivision, reference to such recording data shall be made; and (i) the total acreage and square footage of the Borrowing Base Property shall be certified.

2. Lot and Block Description. If the Borrowing Base Property consists of one or more complete lots or blocks included within a properly established recorded subdivision or addition, then a lot and block description will be an acceptable substitute for a metes and bounds description, provided that the lot and block description must completely and properly identify the name or designation of the recorded subdivision or addition and give the recording information therefor.

3. Map or Plat. The Survey shall also contain a certified map or plat clearly showing the following: (a) the Borrowing Base Property; (b) the relation of the point of beginning of the Borrowing Base Property to the monument from which it is fixed; (c) all easements, streets, roads, alleys and rights-of-way on or abutting the Borrowing Base Property, showing recording information therefor by volume and page; (d) the established building setback lines, if any, including those by restrictive covenant, recorded plat and zoning ordinance (identifying the source in each case, by volume and page reference if applicable); (e) all easements appurtenant to said Borrowing Base Property, with recording information by volume and page; (f) the boundary lines of the street or streets abutting the Borrowing Base Property and the width of said streets and the width of the rights-of-way therefor; (g) all structures and improvements on the Borrowing Base Property (with designation and dimensions thereof and of each party wall, if any) with horizontal lengths of all sides and the relation thereof by distances to (1) all boundary lines of the Borrowing Base Property, (2) easements, (3) established building lines, and (4) street lines; (h) all street addresses of improvements on the Borrowing Base Property; (i) all curb cuts, driveways, fences, sidewalks, stoops and landscaping; (j) the number of stories of all multi-story structures; (k) all encroachments and protrusions, if any, from or upon the Borrowing Base Property or any improvements thereon or upon any easement, building setback line or other restricted area, with exact measurements; (l) all parking and paved areas, including the number of vehicles that may be parked; (m) all distances, angles and other calls contained in the legal description; (n) the location, type and size of all monuments, and as to each monument, indication whether it was found or placed by the surveyor; (o) the boundaries of any flood hazard area or flood plain area in which any part of the Borrowing Base Property lies, with the map number, date and source (Governmental Authority) of each flood map shown; (p) all surface water bodies or courses; (q) the date of any revisions subsequent to the initial survey prepared pursuant to these requirements; (r) a legend explaining the meaning of all symbols used on the plat; and (s) the scale of all distances and dimensions on the plat.

F- 1

Survey Requirements

4. Certification. The certification for the property description and the map or plat shall be addressed to Administrative Agent for the benefit of Lenders, the Title Insurer and Borrower, signed by the surveyor (a registered professional Borrowing Base Property surveyor or registered professional engineer), bearing current date, registration number, and seal, and shall be in the following form or its substantial equivalent:

This is to certify to Administrative Agent, Lenders, Title Insurer and Borrower that this map or plat and the survey on which it is based were made in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Borrowing Base Property Title Surveys” jointly established and adopted by ALTA, ACSM and NSPS in 1999, and pursuant to the Accuracy Standards as adopted by ALTA, NSPS and ACSM and in effect on the date of this certification. The undersigned hereby certifies that the Positional Uncertainties resulting from the survey measurements made on the survey do not exceed the allowable Positional Tolerance. The undersigned further certifies to Administrative Agent, Lender, the Title Insurer and Borrower that (a) this survey is true and correct and was made on the ground under my supervision as per the field notes shown hereon and correctly shows the boundary lines and dimensions and area of the Borrowing Base Property indicated hereon and each individual parcel thereof indicated hereon; (b) all monuments shown hereon actually exist, and the location, size and type of such monuments are correctly shown; (c) the subject Borrowing Base Property described in this survey is the same Borrowing Base Property as described in the title commitment described below; (d) this survey and the information, courses and distances shown on the survey are correct; (e) this survey correctly shows the size, location and type of all buildings, structures, other improvements and visible items on the subject Borrowing Base Property and that all buildings and improvements are within the boundary lines and applicable set back lines of the subject Borrowing Base Property; (f) this survey correctly shows the location and dimensions of all alleys, streets, roads, rights-of-way, easements, building setback lines and other matters of record of which the undersigned has been advised affecting the subject Borrowing Base Property according to the legal description in such easements and other matters (with instrument, book, and page number indicated); (g) there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of the buildings and improvements: (h) except as shown, there are no visible (1) improvements, easements, rights-of-way, party walls, drainage ditches, streams, uses, discrepancies or conflicts, (2) party walls or encroachments onto adjoining premises, streets, or alleys by any of said buildings, structures, or other improvements, (3) encroachments onto the subject Borrowing Base Property by buildings, structures, or other improvements on adjoining premises, or (4) encroachments on any easement, building setback line or other restricted area by any buildings, structures or other improvements on the subject Borrowing Base Property; (i) the distance from the nearest intersecting street or road is as shown hereon; (j) the subject Borrowing Base Property abuts a dedicated public street or road as shown hereon; (k) all utility services required for the operation of the subject Borrowing Base Property either enter the subject Borrowing Base Property through adjoining public streets, or this survey shows the point of entry and location of any utilities that pass through or are located on the adjoining premises; (l) any discharge into streams, rivers or other conveyance system is shown on this survey; (m) if the subject Borrowing Base Property consists of two or more parcels having common boundaries, those parcels are contiguous along the common boundaries; (n) except as shown, no part of the Borrowing Base Property is located in a 100-year Flood Plain or in an identified “flood prone area,” as defined pursuant to the Flood Disaster Protection Act of 1973, as amended, as reflected by Flood Insurance Rate Map Panel #                      dated                     , which such map panel covers the area in which the Borrowing Base Property is situated and this survey correctly indicates the zone designation of any area as being in the 100-year Flood Plain or “flood prone area”; (o) no portion of the subject Borrowing Base Property lies within a delineated wetlands area under federal, state or local Law or policy; (p) except as shown on this survey, the subject Borrowing Base Property does not serve any adjoining premises for drainage, utilities, or ingress or egress; (q) the record description of the subject Borrowing Base Property forms a mathematically closed figure; and (r) the subject Borrowing Base Property has a tax map designation separate and distinct from that of any other premises and the subject Borrowing Base Property is a separate, legally subdivided parcel. The undersigned has received and examined a copy of the Title Insurance Commitment No.                      issued by the Title Insurer for the Borrowing Base Property as well as a copy of each instrument listed therein, and the location of any matter shown thereon, to the extent it can be located, has been shown on this survey.

F- 2

Survey Requirements

EXHIBIT G

BORROWING BASE REPORT

REPORTING DATE:

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August     , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (“Borrower”), Capital Lodging, a Maryland real estate investment trust, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby certifies and warrants to Administrative Agent and Lenders on behalf of the Borrower as follows:

I.	I am a duly qualified and acting Responsible Officer of Borrower, and I am familiar with the financial statements and financial affairs of the Loan Parties. I am authorized to execute this Borrowing Base Report on behalf of the Loan Parties.

II.	Attached hereto as Schedule 1 are true and correct computations of the Borrowing Base under the Credit Agreement as of the date set forth below.

Borrower further represents and warrants to Administrative Agent and Lenders that the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date of this Borrowing Base Report as if made on and as of the date hereof (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except to the extent that (a) Administrative Agent and Lenders have been notified in writing by Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty or (b) any representation or warranty has been qualified by the updated information reflected in, and as permitted under, the Compliance Certificate submitted by Borrower to Administrative Agent periodically), and that no Event of Default or Default has occurred and is continuing, except as disclosed in an attachment to this Borrowing Base Report.

IN WITNESS WHEREOF, Borrower has caused this Borrowing Base Report to be executed and delivered on this      day of                     , 200  .

CAPITAL LODGING OPERATING PARTNERSHIP, L.P.

By:	CAPITAL LODGING GENERAL PARTNER, LLC, its General Partner

	By:	CAPITAL LODGING, its Member

By:
Name:
Title:

G - 1

Borrowing Base Report

SCHEDULE 1 to Borrowing Base Report

(See attached computations of the Borrowing Base)

[Form to be Agreed to by Administrative Agent and Borrower]

G - 1

Borrowing Base Report